SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement                  [_] Soliciting Material Under Rule
[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
       by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[_]  Definitive Additional Materials

BROOKS AUTOMATION, INC.
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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_________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF
BROOKS AUTOMATION, INC.
_________________________________

TO BE HELD ON FEBRUARY 8, 2008

     The 2008 Annual Meeting of Stockholders of Brooks Automation, Inc. will be held on February 8, 2008 at 10:00 a.m., local time, at 11 Elizabeth Drive, Chelmsford, Massachusetts 01824, for the following purposes:

1.	To elect eight directors to serve for the ensuing year and until their successors are duly elected.

2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered accounting firm for the 2008 fiscal year.

3.	To transact any other matters which may properly come before the Annual Meeting or any adjourned session thereof.

     The Board of Directors has fixed December 14, 2007 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting.

     All stockholders are cordially invited to attend the Annual Meeting. To ensure your representation at the Annual Meeting and to authorize your proxy, however, we urge you to complete, date, sign and return the enclosed Proxy Card (a postage-prepaid envelope is enclosed for that purpose) as promptly as possible.

     Any stockholder attending the Annual Meeting may vote in person even if that stockholder has previously returned a Proxy Card.

By Order of the Board of Directors

Thomas S. Grilk,
Senior Vice President, General Counsel and Secretary

Chelmsford, Massachusetts
January 4, 2008

YOUR VOTE IS IMPORTANT

WE URGE YOU TO PROMPTLY AUTHORIZE YOUR PROXY BY FOLLOWING THE VOTING INSTRUCTIONS, SO THAT IF YOU ARE UNABLE TO ATTEND THE ANNUAL MEETING YOUR SHARES MAY NEVERTHELESS BE VOTED. HOWEVER, YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION, BY AUTHORIZING A PROXY AT A LATER DATE, OR BY ATTENDING AND VOTING AT THE ANNUAL MEETING.

TABLE OF CONTENTS

GENERAL INFORMATION	1
Record Date, Voting Rights and Outstanding Shares	1
Solicitation	1
Voting Procedures	1
Voting of Proxies	2
Revocation of Proxies	2
Security Ownership of Certain Beneficial Owners and Management	3
PROPOSAL NO. 1: ELECTION OF DIRECTORS	5
Information on Nominees	5
CORPORATE GOVERNANCE	8
Board of Directors	8
Chairman of the Board	8
Committees of the Board	8
COMPENSATION OF DIRECTORS	10
Compensation Policy	12
Indemnification Agreements	13
EXECUTIVE OFFICERS	13
Biographical Information	13
Compensation Discussion and Analysis	13
Human Resources and Compensation Committee Report	21
Summary Compensation Table	22
Grant of Plan Based Awards Table	24
Outstanding Equity Awards at Fiscal Year End	25
Option Exercises and Stock Vested Table	26
Pension Benefits Table	26
Nonqualified Deferred Compensation Table	28
Post-Employment Benefits	29
EQUITY COMPENSATION PLAN INFORMATION	30
RELATED PARTY TRANSACTIONS	31
AUDIT COMMITTEE REPORT	32
INDEPENDENT AUDITOR FEES AND OTHER MATTERS	33
PROPOSAL NO. 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
ACCOUNTING FIRM	34
OTHER MATTERS	34
Section 16(a) Beneficial Ownership Reporting Compliance	34
Standards of Conduct	34
Stockholder Proposals and Recommendations For Director	34
Householding of Proxy Materials	35
Material Not Incorporated by Reference	35
Annual Report on Form 10-K	35

BROOKS AUTOMATION, INC.

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held On February 8, 2008

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Brooks Automation, Inc., a Delaware corporation (“we” or “us”), for use at the Annual Meeting of Stockholders to be held at our principal executive offices at 11 Elizabeth Drive, Chelmsford, Massachusetts 01824 on February 8, 2008, at 10:00 a.m., local time, and at any adjournment or adjournments thereof (the “Annual Meeting”).

     We expect that this proxy statement and the accompanying proxy will first be mailed to stockholders on or about January 4, 2008. Our Annual Report on Form 10-K for the fiscal year ended September 30, 2007 as filed with the Securities and Exchange Commission (“SEC”) is included as the Annual Report to Stockholders being mailed to our stockholders with this proxy statement. It is also available to stockholders without charge upon written request addressed to Investor Relations, Brooks Automation, Inc., 15 Elizabeth Drive, Chelmsford, Massachusetts 01824.

General Information

Record Date, Voting Rights and Outstanding Shares

     Only stockholders of record at the close of business on December 14, 2007 will be entitled to receive notice of, and to vote at, the Annual Meeting. As of that date, there were outstanding and entitled to vote 70,215,128 shares of our Common Stock, $.01 par value (the “Common Stock”). Each stockholder is entitled to one vote for each share of Common Stock held of record on that date and may vote such shares either in person or by proxy.

Solicitation

     The enclosed proxy relating to the Annual Meeting is solicited on behalf of our Board of Directors, and we will bear the cost of such solicitation. Our officers and regular employees may solicit proxies by correspondence, telephone or in person, without extra compensation. We may also pay to banks, brokers, nominees and certain other fiduciaries their reasonable expenses incurred in forwarding proxy material to the beneficial owners of the securities held by them. We hired Georgeson & Co., Inc. to assist in obtaining proxies from our stockholders on a timely basis. We will pay Georgeson & Co., Inc. fees and expenses of approximately $10,000, for these services.

Voting Procedures

     The votes of stockholders present in person or represented by proxy at the Annual Meeting will be tabulated by an inspector of elections. A quorum, consisting of a majority of all stock issued, outstanding and entitled to vote at the Annual Meeting, will be required to be present in person or by proxy for the transaction of business at the Annual Meeting and any adjournment thereof. If a quorum is not present, a majority of the votes properly cast will adjourn the meeting.

     The eight nominees for director who receive the greatest number of votes cast by stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon will be elected directors. The affirmative vote of a majority of the votes properly cast is required to approve the ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for the 2008 fiscal year.

     Abstentions will be counted as present and entitled to vote for purposes of determining the presence of a quorum, but will have no effect on the outcome of the vote for the election of directors or the proposal for the ratification of the selection of PricewaterhouseCoopers LLP. A broker non-vote is a proxy from a broker or other nominee indicating that such person has not received instructions from the beneficial owner on a particular matter with respect to which the broker or other nominee does not have discretionary voting power. Because brokers have discretionary authority to vote on all of the matters to be acted upon at the Annual Meeting, there will be no broker non-votes. Shares of Common Stock held of record by brokers who do not return a signed and dated proxy will not be considered present at the Annual Meeting, will not be counted towards a quorum, and will not be voted in the election of directors or for the ratification of the selection of PricewaterhouseCoopers LLP.

Voting of Proxies

     General. The enclosed proxy, if executed and returned, will be voted as directed on the proxy.

     Proxies Without Voting Instructions. Proxies that are properly signed and dated but which do not contain voting instructions will be voted for the election of the nominees as directors described in this proxy statement and for the ratification of the selection of PricewaterhouseCoopers LLP. If any other matters properly come before the Annual Meeting, proxies will be voted by the authorized proxies in accordance with their best judgment.

     Voting Shares Held Through Broker By Proxy. If your shares of Common Stock are held by your broker, your broker will vote your shares for you if you provide instructions to your broker on how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. In the absence of such instructions, the broker will be able to vote your shares on matters with respect to which it has discretionary voting power, including with respect to the election of the eight nominees for director and the ratification of the selection of PricewaterhouseCoopers LLP.

     Voting Of Shares Held Through Broker In Person. If your shares of Common Stock are held by your broker or other nominee in a name other than yours and you wish to vote those shares in person at the Annual Meeting, you must obtain from the broker or other nominee holding your shares a properly executed legal proxy, identifying you as a stockholder, authorizing you to act on behalf of the broker or other nominee at the Annual Meeting and specifying the number of shares with respect to which the authorization is granted.

     Other Matters. If you sign and return the enclosed proxy card, you grant to the persons named in the proxy the authority to vote in their discretion on any other matters that may properly come before the Annual Meeting, including any adjournment or postponement thereof. Other matters that may be properly brought before the Annual Meeting, unless otherwise provided in our certificate of incorporation or bylaws or by statute, will be approved if they receive a majority of the votes properly cast on the matter. Our management does not presently know of any other matters to be brought before the Annual Meeting.

Revocation of Proxies

     Signing the enclosed proxy card will not prevent a record holder from voting in person at the Annual Meeting or otherwise revoking the proxy. A record holder may revoke a proxy at any time before the Annual Meeting in the following ways:

  filing with our corporate secretary, before the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy;

  authorizing a later dated proxy relating to the same shares and delivering it to us before the vote at the Annual Meeting; or

  attending the Annual Meeting and voting in person, although attendance at the meeting will not by itself constitute a revocation of the proxy.

     Record holders should send any written notice of revocation or subsequent proxy to our corporate secretary at 15 Elizabeth Drive, Chelmsford, Massachusetts 01824, or hand deliver the notice of revocation or subsequent proxy to the our corporate secretary before the vote at the Annual Meeting.

     Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on February 8, 2008

     The proxy statement and annual report are available at: http://ww3.ics.adp.com/streetlink/BRKS.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth information as of November 30, 2007 with respect to the beneficial ownership of Common Stock by each nominee for director, the director emeritus, each executive officer and former executive officer named below in the Summary Compensation Table under “Compensation Tables for Named Executive Officers - Summary Compensation Table”, which we refer to as the “Named Executive Officers”, all current executive officers, the director nominees and the director emeritus as a group, and each person known by us to be the beneficial owner of 5% or more of the Common Stock. Except as indicated below, this information is based upon information received from, on behalf of or filed with the SEC by the named individuals.

	Shares of
	Common Stock	Percentage
Name	Beneficially Owned(1)(2)	of Class
Named Executive Officers:
Edward C. Grady(3)	444,400	*
Robert J. Anastasi(4)	13,637	*
Joseph M. Bellini	—	*
Robert W. Woodbury, Jr.(5)	228,651	*
James Gentilcore(6)	22,625	*
Thomas S. Grilk(7)	109,126	*

Directors Nominees and Director Emeritus:
A. Clinton Allen(8)	18,750	*
Robert J. Lepofsky(9)	702,201	*
Joseph R. Martin(10)	29,250	*
John K. McGillicuddy(11)	18,750	*
Krishna G. Palepu(12)	22,500	*
Kirk P. Pond	12,500	*
Marvin G. Schorr(13)	141,048	*
Alfred Woollacott, III(14)	33,600	*
Mark S. Wrighton(15)	38,484	*

Five Percent Owners:
T. Rowe Price Associates, Inc.(16)
100 E. Pratt St.
Baltimore, MD 21202	6,468,438	9.2%

Nierenberg Investment Management Company, Inc.(17)
19605 NE 8th St.
Camas, WA 98607	5,056,958	7.2%

Dimensional Fund Advisors LP(18)
1299 Ocean Avenue
Santa Monica, CA 90401	4,951,327	7.0%

Barclays Global Investors, NA(19)
45 Fremont Street
San Francisco, CA 94105	4,882,672	6.9%

All directors nominees, director emeritus and current executive officers as a
group (12 persons)(20)	1,191,417	1.7%
____________________
*	Less than one percent.

(1)	To our knowledge, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table. In addition, shares indicated as beneficially owned by officers and directors in some instances include restricted stock over which the officer or director has voting power but no investment power.

(2)	In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days after November 30, 2007 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Includes 348,200 shares issuable pursuant to stock options exercisable within 60 days of November 30, 2007.

(4)	Includes 2,813 shares issuable pursuant to stock options exercisable within 60 days of November 30, 2007.

(5)	Includes 127,500 shares issuable pursuant to stock options exercisable within 60 days of November 30, 2007.

(6)	Includes 4,688 shares issuable pursuant to stock options exercisable within 60 days of November 30, 2007. Also includes 1,376 shares held in our 401(k) retirement savings plan.

(7)	Includes 60,625 shares issuable pursuant to stock options exercisable within 60 days of November 30, 2007.

(8)	Includes 6,250 shares issuable pursuant to stock options exercisable within 60 days of November 30, 2007.

(9)	Includes 10,000 shares issuable pursuant to stock options exercisable within 60 days of November 30, 2007. Also includes 2,170 shares held in our 401(k) retirement savings plan.

(10)	Includes 14,250 shares issuable pursuant to stock options exercisable within 60 days of November 30, 2007.

(11)	Includes 6,250 shares issuable pursuant to stock options exercisable within 60 days of November 30, 2007.

(12)	Includes 10,000 shares issuable pursuant to stock options exercisable within 60 days of November 30, 2007.

(13)	Includes 12,220 shares issuable pursuant to stock options exercisable within 60 days of November 30, 2007.

(14)	Includes 18,880 shares issuable pursuant to stock options exercisable within 60 days of November 30, 2007.

(15)	Includes 12,220 shares issuable pursuant to stock options exercisable within 60 days of November 30, 2007.

(16)	Based upon the most recent Schedule 13G filed by T. Rowe Price Associates, Inc. with the SEC on February 14, 2007, as of December 31, 2006, T. Rowe Price Associates, Inc. has sole voting power over 1,997,918 shares and sole dispositive power over 6,468,438 shares.

(17)	Based on the most recent 13D/A filed by Nierenberg Investment Management Company, Inc. and certain affiliated entities on September 26, 2007, as of September 25, 2007: the D3 Family Fund, L.P. had sole voting and dispositive power over 849,215 shares; the DIII Offshore Fund, L.P. had sole voting and dispositive power over 1,131,718 shares; the D3 Family Bulldog Fund, L.P. had sole voting and dispositive power over 2,997,525 shares; the D3 Family Canadian Fund, L.P. had sole voting and dispositive power over 78,500 shares; Nierenberg Investment Management Company, Inc. had shared investment and dispositive power over 5,056,958 shares; and Nierenberg Investment Management Offshore, Inc. had shared voting and dispositive power over 1,131,718 shares. Nierenberg Investment Management Company, Inc. is the general partner of the D3 Family Fund, L.P., the D3 Family Bulldog Fund, L.P. and the D3 Family Canadian Fund, L.P.. Nierenberg Investment Management Offshore, Inc. is the general partner of the DIII Offshore Fund, L.P. David Nierenberg is the president of Nierenberg Investment Management Company, Inc. and of Nierenberg Investment Management Offshore, Inc.

(18)	Based upon the most recent Schedule 13G filed by Dimensional Fund Advisors LP with the SEC on February 8, 2007, as of December 31, 2006, Dimensional Fund Advisors LP has sole voting and dispositive power over 4,951,327 shares.

(19)	Based upon the most recent Schedule 13G filed by Barclays Global Investors, NA with the SEC on January 23, 2007, as of December 31, 2006, Barclays Global Investors, NA has sole voting power over 2,189,230 shares and sole dispositive power over 2,494,859 shares; Barclays Global Fund Advisors has sole voting and dispositive power over 2,339,841 shares; Barclays Global Investors, LTD has sole voting and dispositive power over 47,972 shares.

(20)	Includes 178,195 shares issuable pursuant to stock options exercisable within 60 days of November 30, 2007 and 2,170 shares held in our 401(k) retirement savings plan.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

     At the Annual Meeting, eight directors are to be elected to serve until the 2009 annual meeting of stockholders and until their respective successors have been duly elected and qualified. The Board reduced the size of the Board to eight from nine, effective at the Annual Meeting, in connection with Mr. Edward Grady’s decision not to stand for reelection. The Nominating and Governance Committee of the Board of Directors has nominated the persons listed below for election as directors.

Information on Nominees

     The membership of the Board of Directors stands at nine directors and one non-voting director emeritus, although as noted above the Board will decrease to eight effective at the Annual Meeting. All eight nominees are currently directors of the Company. It is the intention of the persons named as proxies to vote for the election of the nominees. In the unanticipated event that any such nominee should be unable to serve, the persons named as proxies will vote the proxy for such substitutes, if any, as the present Board of Directors may designate. None of the nominees has been nominated pursuant to any arrangement or understanding with any person.

Dr. Schorr serves as Director Emeritus. He is appointed to this position by the Board of Directors, and is not voted upon by the stockholders of the Company. However, disclosure with respect to Dr. Schorr is provided in the proxy statement as if he were subject to such election. Dr. Schorr became Director Emeritus in October 2005 in connection with the acquisition of Helix Technology Corporation (which we refer to as “Helix”) by us, and was so appointed pursuant to the merger agreement under which we acquired Helix in October 2005. The Board of Directors has elected to extend the position of Director Emeritus and Dr. Schorr’s service in such position until our 2009 annual meeting. As Director Emeritus, Dr. Schorr is entitled to attend and participate in all meetings of the Board of Directors but does not vote.

     The following table sets forth certain information as of December 14, 2007 with respect to the eight nominees and with respect to Dr. Schorr. When used below, positions held include positions held with our predecessors and subsidiaries.

Name	Age	Position	Director Since
A. Clinton Allen(2)(3)	63	Director	2003
Robert J. Lepofsky(4)	63	Director and Chief Executive Officer	2005
Joseph R. Martin(3)(4)	60	Chairman of the Board of Directors	2001
John K. McGillicuddy(1)(3)(4)	64	Director	2003
Krishna G. Palepu(2)(3)(5)	53	Director	2005
Kirk P. Pond(2)(5)	62	Director	2007
Alfred Woollacott, III(1)(5)	61	Director	2005
Mark S. Wrighton(1)(2)*	58	Director	2005
Marvin G. Schorr	82	Director Emeritus	2005
____________________

(1)	Member of our Audit Committee.

(2)	Member of our Human Resources and Compensation Committee. *Dr. Wrighton has been nominated to serve as Chairman of the Human Resources and Compensation Committee subject to confirmation of the nomination at the next regularly scheduled Board meeting.

(3)	Member of our Nominating and Governance Committee.

(4)	Member of our Executive Committee.

(5)	Member of our Finance Committee.

     The committee memberships noted above for Mr. Pond were effective as of November 8, 2007. The Board of Directors established the Executive and Finance Committees on November 8, 2007, and committee memberships of these committees were effective as of that date.

     Mr. A. Clinton Allen has been a director since October 2003. In addition to serving as a director, Mr. Allen is Chairman and Chief Executive Officer of A.C. Allen & Company, an investment banking consulting firm. From 1989 to 2002, Mr. Allen served as Vice Chairman of the Board of Psychemedics Corporation, Inc., a biotechnology company with a proprietary drug testing product, and as Chairman of the Board of Psychemedics from 2002 to 2003. Mr. Allen was Vice Chairman and a director of the DeWolfe Companies, a real estate firm, until it was acquired by Cendant Corporation in September 2002. Additionally, he was a director and member of the executive committee of Swiss Army Brands, maker of Swiss army knives, until it was acquired by Victorinox Corporation in August 2002. Mr. Allen is currently the non-executive chairman and a director of Collectors Universe, a provider of value added services to dealers and collectors. He also serves as a Lead Director of Steinway Musical Instruments Company, a manufacturer of musical instruments, and as a director of LKQ Corporation, a supplier of recycled OEM automotive parts. He is also a director of Avantair, Inc., a provider of fractional aircraft shares for business and personal use.

     Mr. Robert J. Lepofsky became our President and Chief Executive Officer on October 1, 2007. He became a director in October 2005 following the acquisition of Helix Technology Corporation, and he was appointed to our Board pursuant to the Helix Merger Agreement. Mr. Lepofsky was President and Chief Executive Officer of Helix from January 1989 until December 2004, having previously served as Helix’s Senior Vice President and Chief Operating Officer from 1979 through 1988. He became Chairman of the Board of Helix on January 1, 2005. He joined Ensign-Bickford Industries, Inc., a privately held, broadly diversified company, in January 2005 as President and Chief Executive Officer and remained in that position until his retirement in November 2006. Mr. Lepofsky is also a director of Moldflow Corporation, a provider of software products and services for optimizing the design and manufacture of injection-molded plastic products, and of Avantair, Inc., a provider of fractional aircraft shares for business and personal use. In the not-for-profit sector Mr. Lepofsky serves as a member and Vice Chairman of the Board of CareGroup Health System, a major Harvard-affiliated healthcare system in Boston.

     Mr. Joseph R. Martin has been a director of Brooks since June 2001 and Chairman of the Board since May 2006. Mr. Martin served as Executive Vice President and Chief Financial Officer, and later Sr. Executive Vice President, of Fairchild Semiconductor Corporation, a supplier of power semiconductors, from 1997 to 2004, and then served as member of the Office of the Chairman and Vice Chairman of the Board of Directors until his retirement in June 2005. Mr. Martin is a member of the board of directors of Soitec, Inc., a semiconductor wafer processing company, and of SynQor, Incorporated, a manufacturer of power solutions.

     Mr. John K. McGillicuddy has been a director since October 2003. Mr. McGillicuddy was a partner with the international accounting firm of KPMG LLP, a public accounting firm, from 1975 until his retirement in June 2000. Mr. McGillicuddy is also a member of the board of directors of Watts Water Technologies, Inc., a manufacturer of water safety and flow control products.

     Professor Krishna G. Palepu is the Ross Graham Walker Professor of Business Administration and Senior Associate Dean for International Development at the Harvard Business School. Professor Palepu became a Director in November 2005. Prior to assuming his current administrative position, Professor Palepu held other positions at Harvard Business School, including Senior Associate Dean, Director of Research, and Chair, Accounting and Control Unit. He is currently a member of the board of directors of Dr. Reddy’s Laboratories Limited, and Satyam Computer Services Limited, two Indian companies listed on the New York Stock Exchange. Dr. Reddy’s Laboratories is a global, vertically integrated pharmaceutical company, and Satyam Computer Services is a global information systems and technology company delivering consulting, systems integration and outsourcing services to clients in more than 20 industries. Professor Palepu is also a director of BTM Corporation, a management solutions provider focused on converging business with technology.

     Mr. Kirk P. Pond was the President and Chief Executive Officer of Fairchild Semiconductor International, Inc., from June 1996 until May 2005. He served as the Chairman of Fairchild’s Board of Directors from 1997 and until June 2006. Prior to Fairchild Semiconductor’s separation from National Semiconductor, Mr. Pond had held several executive positions with National Semiconductor, including Executive Vice President and Chief Operating Officer. Mr. Pond served as a member of the Board of Directors of the Federal Reserve Bank of Boston from January 2004 until January 2007 and since 2005 has been a director of Wright Express Corporation. Mr. Pond has also served on the advisory board of the University of Arkansas Engineering School since 1987.

     Mr. Alfred Woollacott, III is a certified public accountant and was a partner with the accounting firm of KPMG LLP from 1979 until his retirement in September 2002. He became a Director in October 2005 following our acquisition of Helix and was appointed to our Board pursuant to our merger agreement with Helix. He is currently a board member of William Hart Realty Trust and the Hart Haven Community Association.

     Dr. Mark S. Wrighton has been Chancellor of Washington University in St. Louis since July 1995. He became a Director in October 2005 following our acquisition of Helix and was appointed to our Board pursuant to our merger agreement with Helix. Dr. Wrighton also serves as director of Cabot Corporation, a chemical manufacturer.

     Dr. Marvin G. Schorr served as Chairman of the Board of Helix from August 1996 to December 2004. Dr. Schorr became Brooks Director Emeritus in October 2005 pursuant to our merger agreement with Helix. Dr. Schorr is a director of Tech/Ops Sevcon, Inc., a manufacturer and seller of control products for battery operated vehicles.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR
THE ELECTION OF THE EIGHT NAMED NOMINEES.
_______________________

CORPORATE GOVERNANCE AND DIRECTOR COMPENSATION

Board of Directors

     The Board of Directors has responsibility for establishing broad corporate policies and reviewing overall performance rather than day-to-day operations. The Board’s primary responsibility is to oversee the management and, in so doing, to serve our and our stockholders’ best interests. Management keeps the directors informed of our activities through regular written reports and presentations at Board and committee meetings. During 2007 the Nominating and Governance Committee of the Board conducted a review of our governance policies and practices, and upon the recommendation of that committee, the Board adopted the new Governance Policy that is publicly available on our website at www.brooks.com.

     The Board has assessed each of the eight nominees for director against the SEC and Nasdaq Stock Market standards for independence and determined that Messrs. Allen, Martin, McGillicuddy, Palepu, Pond, Woollacott and Wrighton, being seven of the eight directors, meet both the general definition of an independent director and has further determined that all members of the audit committee (among others) meet the stricter definition required for members of an audit committee.

     The Board of Directors held nine meetings during the fiscal year ended September 30, 2007. The Board of Directors took action on two occasions by unanimous written consent in lieu of a special meeting during the fiscal year ended September 30, 2007. Each current director attended at least 75% of the meetings of the Board of Directors and of committees of which he was a member held while he was a director during the last fiscal year.

     The Board of Directors encourages stockholders to communicate with our senior management and directly with members of the Board of Directors on matters of concern related our business and affairs. Stockholders who wish to communicate with members of the Board of Directors may do so by the following means:

By telephone: (978) 262-4400 By electronic mail: Directors@Brooks.com By first class mail, overnight mail or courier: Brooks Board of Directors 15 Elizabeth Drive Chelmsford, MA 01824

     As a matter of policy we encourage the directors to attend meetings of stockholders. All of the nominees for election as director were directors at the time of the last stockholder meeting in February 2007, and each of them attended that meeting, other than Mr. Pond.

Chairman of the Board

     On May 17, 2006 the Board of Directors elected Joseph R. Martin to serve as Chairman of the Board. Under our By-Laws and Governance Policy, the Chairman sets the agenda for meetings of the Board of Directors and performs such other duties as the Board may assign.

Committees of the Board

     The Board currently has the following standing committees: an Audit Committee, an Executive Committee, a Finance Committee, a Human Resources and Compensation Committee, and a Nominating and Governance Committee.

     Audit Committee. Under the provisions of the Audit Committee charter, the Audit Committee is responsible for the qualifications, independence, appointment, retention, compensation and evaluation of our registered public accounting firm and for assisting the Board of Directors in monitoring our financial reporting process, accounting functions and internal controls. It also is responsible for administering our Standards of Conduct and the oversight of “whistle-blowing” procedures, and certain other compliance matters.

     A copy of the charter of the Audit Committee is publicly available on our website at www.brooks.com. Under its charter, the Audit Committee must consist of not less than three directors, each of whom meets the stricter definition of independence for members of the Audit Committee under the rules of the Nasdaq Stock Market. The Audit Committee currently is composed of Messrs. McGillicuddy (Chair), Wrighton and Woollacott. The Board of Directors has reviewed the qualifications of each member of the committee and has determined that each of them meets that stricter definition of independence and that Messrs. McGillicuddy and Woollacott qualify as an “audit committee financial expert” as defined by SEC rules.

     The Audit Committee met on five occasions during the fiscal year ended September 30, 2007. It took no action by written consent.

     Executive Committee. The purpose of the Executive Committee is to permit action on behalf of the Board of Directors between meetings, particularly in those circumstances on which a timely response is required and full Board participation is not reasonably feasible. The Executive Committee may exercise the full powers of the Board when, in their reasoned judgment, the best interest of the Company requires prompt action incompatible with full Board participation, excepting those matters legally requiring the approval of the full Board. When possible, and usually, the Executive Committee expects to seek prior full Board approval of limits within which it will exercise its discretion. The charter of the Executive Committee is publicly available on our website at www.brooks.com. The Executive Committee is currently comprised of Messrs. Martin (Chair), McGillicuddy, and Lepofsky.

     Finance Committee. The purpose of the Finance Committee is to assess and provide recommendations to the Board of Directors on the Company’s capital structure, including financial strategies, policies, practices and transactions as delineated below. Its purposes do not include the evaluation of financial performance and controls delegated under the Charter of the Audit Committee, nor does it preclude direct action by the Board on any issue if it so chooses. The charter of the Finance Committee is publicly available on our website at www.brooks.com. Members of the Finance Committee and its Chairperson are chosen by the Board and serve at the Board’s pleasure with no term limit. The Finance Committee is currently comprised of Messrs. Palepu (Chair), Woollacott and Pond.

     Human Resources and Compensation Committee. The Human Resources and Compensation Committee has overall responsibility for our executive compensation philosophy, evaluates and approves executive compensation, assists the Board in the discharge of its responsibilities with respect to executive compensation and develops the leadership capabilities of our executives. It also has been delegated the authority to supervise the administration of our stock plans, and it is required to review and approve the incorporation of our compensation discussion and analysis report in this proxy statement in accordance with SEC rules. The Human Resources and Compensation Committee also approves all grants to employees under our stock plans and recommends the ratification of those grants by the full Board of Directors. Actual grants under those plans must be approved by the full Board as well as the Committee as set forth in the Governance Policy. The Human Resources and Compensation Committee is authorized to retain independent advisors to assist it in fulfilling its responsibilities.

     Under its charter and the requirements of the Nasdaq Stock Market, the Human Resources and Compensation Committee must consist of at least three directors, each of whom satisfies certain requirements of the securities and other laws and satisfies the independence requirements of the Nasdaq Stock Market. The Charter of the Committee was revised in August 2007. The revised charter is publicly available on our website at www.brooks.com. The Human Resources and Compensation Committee is currently comprised of Messrs. Allen (Chair), Wrighton, Palepu and Pond, each of whom meets the definition of an independent director and the other requirements for membership.

     The Human Resource and Compensation Committee met on four occasions during the fiscal year ended September 30, 2007.

     Human Resources and Compensation Committee Interlocks and Insider Participation. None of the members of the Human Resources and Compensation Committee is or was formerly an officer or employee of the Company, and no executive officer serves on the board of directors of any company at which any of the Human Resources and Compensation Committee members is employed.

     Nominating and Governance Committee. The purpose of the Nominating and Governance Committee is to (i) identify, review and evaluate candidates to serve as directors; (ii) serve as a focal point for communication between such candidates, the Board of Directors and our management; (iii) make recommendations to the full Board of candidates for all directorships to be filled by the stockholders or the Board; (iv) evaluate and make recommendations to the Board of a set of corporate governance and ethics principles; (v) periodically review and evaluate our governance and ethics policies and guidelines; (vi) evaluate and make recommendations to the Board concerning the structure, responsibilities and operation of the committees of the Board; (vii) make recommendations to the Board concerning Board meeting policies; and (viii) make recommendations to the Board concerning the compensation of members of the Board and any committees of the Board.

     Under its charter, as supplemented by the rules of the Nasdaq Stock Market, the Nominating and Governance Committee must consist of not less than three members, each of whom satisfies the independence requirements of the Nasdaq Stock Market. A copy of the charter of the Nominating and Governance Committee is publicly available on our website at www.brooks.com. The Nominating and Governance Committee is currently comprised of Messrs. Palepu (Chair), Allen, McGillicuddy and Martin, each of whom meets the definition of an independent director.

     The Nominating and Governance Committee is responsible for identifying candidates to serve as directors, whether such directorships are filled by the Board or by stockholders. The Committee may consider nominees recommended by stockholders and other sources, such as directors, third party search firms or other appropriate sources. In evaluating candidates it will consider the criteria and qualifications set forth in the committee’s charter, which include personal integrity, sound business judgment, business and professional skills and experience, independence (as defined under SEC and Nasdaq rules), diversity, potential conflicts of interest, the extent to which a candidate would fill a present need, and concern for the long term interests of stockholders. In any particular situation, the committee may focus on persons possessing a particular background, experience or qualifications which the committee believes would be important to enhance the effectiveness of the Board. The evaluation process for stockholder recommendations is the same as for candidates from any other source. If stockholders wish to recommend a candidate for director for election at the 2009 annual meeting of stockholders, they must follow the procedures described in “Other Matters — Stockholder Proposals and Recommendations For Director.”

     The Nominating and Governance Committee met four times during the fiscal year ended September 30, 2007.

COMPENSATION OF DIRECTORS

Director Compensation Table
Fiscal Year 2007

	Fees Earned or
	Paid in Cash	Stock Awards		Option Awards		Total
Name	($)	($)(1)		($)(2)		($)
Joseph R. Martin	$90,500	$160,272	(9)	$131,595	(9)	$382,368
A. Clinton Allen	$73,500	$124,066	(10)	$97,608	(10)	$295,175
Robert J. Lepofsky(5)	$74,500	$124,066	(11)	$33,853	(11)	$232,420
John K. McGillicuddy	$137,000 (3)	$124,507	(12)	$97,608	(12)	$359,115
Krishna G. Palepu	$78,000	$124,066	(13)	$34,286	(13)	$236,353
Alfred Woollacott, III(6)	$122,000 (3)	$124,066	(14)	$53,230	(14)	$299,297
Mark S. Wrighton(7)	$77,000	$124,123	(15)	$33,853	(15)	$234,977
Marvin G. Schorr(4)(8)	$59,500	$124,190	(16)	$33,853	(16)	$217,544

     Edward C. Grady, the Company’s former President and Chief Executive Officer, is not included in this table since he was an employee of the Company in Fiscal 2007, received no compensation for his services as a director and is included in the Summary Compensation Table under Executive Compensation.

(1)

Stock awards consist of unrestricted stock. Amounts shown do not reflect compensation actually received by the Director. The grant date fair value of each of the equity awards described above is equal to the amount set forth in the chart above. The amounts shown represent expense recognized in the 2007 Consolidated Financial Statements in accordance with FAS 123R, excluding any assumption for future forfeitures. There were no actual forfeitures of stock awards by any Directors in 2007. The assumptions used in calculating these expenses are discussed further in the following sections of our Annual Report on Form 10-K for the fiscal year ended September 30, 2007 (the “Annual Report”): (1) The “Stock Based Compensation” portion of the “Critical Accounting Policies and Estimates” section of Management’s Discussion and Analysis of Financial Condition and Results of Operation, appearing on p. 24 of the Annual Report, and (2) Note 2 to the Consolidated Financial Statements included in the Annual Report, appearing on pages 43-45 of the Annual Report.

(2)

Option awards consist of stock options. Amounts shown do not reflect compensation actually received by the Director. The amounts shown represent expense recognized in the 2007 Consolidated Financial Statements in accordance with FAS 123R, excluding any assumption for future forfeitures. The assumptions used in calculating these expenses are discussed further in the following sections of our Annual Report on Form 10-K for the fiscal year ended September 30, 2007 (the “Annual Report”): (1) The “Stock Based Compensation” portion of the “Critical Accounting Policies and Estimates” section of Management’s Discussion and Analysis of Financial Condition and Results of Operation, appearing on p. 24 of the Annual Report, and (2) Note 2 to the Consolidated Financial Statements included in the Annual Report, appearing on pages 43-45 of the Annual Report. There were no actual forfeitures of stock options by any Directors in 2007.

(3)	Includes special payment of $50,000 for work completed as a member of the Special Committee in connection with the Company Stock Option Program.

(4)	Dr. Schorr is Director Emeritus.

(5)

The exercise price of stock options to purchase 25,000 shares of our common stock granted on October 26, 2005 was adjusted from $12.69 to $13.03 following an amendment to the option grant to reflect the actual fair market value on the date of final approval of the grant by the Board of Directors. This adjustment did not result in any incremental value to Mr. Lepofsky.

(6)

The exercise price of stock options to purchase 25,000 shares of our common stock granted on October 26, 2005 was adjusted from $12.69 to $13.03 following an amendment to the option grant to reflect the actual fair market value on the date of final approval of the grant by the Board of Directors. This adjustment did not result in any incremental value to Mr. Woollacott.

(7)

The exercise price of stock options to purchase 25,000 shares of our common stock granted on October 26, 2005 was adjusted from $12.69 to $13.03 following an amendment to the option grant to reflect the actual fair market value on the date of final approval of the grant by the Board of Directors. This adjustment did not result in any incremental value to Dr. Wrighton.

(8)

The exercise price of stock options to purchase 25,000 shares of our common stock granted on October 26, 2005 was adjusted from $12.69 to $13.03 following an amendment to the option grant to reflect the actual fair market value on the date of final approval of the grant by the Board of Directors. This adjustment did not result in any incremental value to Dr. Schorr.

(9)	As of September 30, 2007, Mr. Martin held 5,000 shares of unvested restricted stock and 20,000 shares of common stock underlying unexercised options.

(10)	As of September 30, 2007, Mr. Allen held 5,000 shares of unvested restricted stock and 10,000 shares of common stock underlying unexercised options.

(11)	As of September 30, 2007, Mr. Lepofsky held 5,000 shares of unvested restricted stock and 25,000 shares of common stock underlying unexercised options.

(12)	As of September 30, 2007, Mr. McGillicuddy held 5,000 shares of unvested restricted stock and 10,000 shares of common stock underlying unexercised options.

(13)	As of September 30, 2007, Professor Palepu held 5,000 shares of unvested restricted stock and 25,000 shares of common stock underlying unexercised options.

(14)	As of September 30, 2007, Mr. Woollacott held 5,000 shares of unvested restricted stock and 36,100 shares of common stock underlying unexercised options.

(15)	As of September 30, 2007, Dr. Wrighton held 5,000 shares of unvested restricted stock and 27,220 shares of common stock underlying unexercised options.

(16)	As of September 30, 2007, Dr. Schorr held 5,000 shares of unvested restricted stock and 27,220 shares of common stock underlying unexercised options.

     Compensation Policy. For service on the Board, our nonemployee directors receive a $50,000 cash annual retainer and reimbursement of expenses reasonably incurred in connection with board service. Nonemployee directors who are members of a board committee receive an additional annual retainer of $7,500 per year for their services on each committee. The Chairman of the Board receives a $25,000 annual retainer for serving in that position. The Chairman of each committee receives an additional annual retainer of $7,500 for serving as chair. Directors are also paid a $1,000 board or committee meeting fee for each meeting attended (either in person or by phone), subject to the limitation that only one meeting fee may be earned as to any one day regardless of the number of board or committee meetings attended on that date.

     On March 8, 2006 the Board appointed a Special Committee comprised of Messrs. McGillicuddy and Woollacott to investigate all facts and circumstances surrounding the granting of stock options to employees and directors of the Corporation since 1995 and to report to the Board of Directors all facts and circumstances which the Special Committee determined to be necessary and appropriate in order to enable the Board to advance and protect the interests of the Corporation’s stockholders and to take whatever actions the Board determined to be necessary on the basis of the facts and circumstances reported by the Special Committee. The Special Committee was also authorized to retain such advisors, including counsel, as the Special Committee determined to be necessary and advisable to assist it in carrying out the purposes for which it has been established. Working with those advisors and management, the Special Committee assisted the Board of Directors and us in the decisions to restate our financial statements for a period of years and to investigate certain related matters. The Special Committee met on more than 30 occasions, either solely as a committee or together with advisors, conducting an extensive review of all matters pertaining to the purposes for which the committee was formed. In November 2006, the Board of Directors reviewed the nature of the work performed by the Special Committee, the time and effort invested by the members of the Special Committee in that work and the quality and benefit to our stockholders of that work and voted to pay a stipend of $50,000 to each of the members of the Special Committee.

     Pursuant to our director compensation policy, as most recently revised during 2007, nonemployee directors are granted shares of stock on the following terms:

  All nonemployee directors are required over time to own shares of our Common Stock having a market value of at least $300,000;

  Each nonemployee director is granted 7,500 shares of restricted stock on the date of the annual meeting for each of the four years following his or her initial election or appointment as a director (or beginning with the 2006 annual meeting in the case of the nonemployee directors who were serving at the inception of this policy at the time of the 2006 annual meeting);

  Each newly elected nonemployee director receives a grant of 7,500 shares of restricted stock upon initially assuming duties; and

  Under the Board’s current policy, as revised during 2007, there are no transfer restrictions pertaining to the shares granted under this policy. However, with respect to shares of restricted stock granted to directors prior to 2007, transfer restrictions, if any, on all such shares lapse in a manner such that on the fourth anniversary of the initial grant, restrictions will have lapsed on all shares granted during that four-year period. However, each such nonemployee director must nonetheless maintain equity ownership in the Company over time of at least $300,000 as described above.

     The target ownership and share grant amounts are subject to adjustments based on changes in the market price for our Common Stock. The Nominating and Governance Committee intends to monitor the policy over the coming years. The Board may at any time revoke or modify the policy. The amount of any further such grants will be subject to the review and approval of the Nominating and Governance Committee based on the committee’s analysis, with the assistance of independent consultants, if desired, of the appropriateness of the nature and amount of any such grants, based upon such factors as a comparison of director compensation at peer companies and a review of prevailing market practices and conditions.

     Employee directors may elect to participate in our 1995 Employee Stock Purchase Plan and may be granted options, restricted stock or other equity incentive awards under our Amended and Restated 2000 Equity Incentive Plan.

     Indemnification Agreements. We have entered into indemnification agreements with each of our directors and anticipate that we will enter into similar agreements with any future directors. Generally, the indemnification agreements are designed to provide the maximum protection permitted by Delaware law with respect to indemnification of a director.

     The indemnification agreements provide that we will pay certain amounts incurred by a director in connection with any civil or criminal action or proceeding, specifically including actions by or in our name (derivative suits) where the individual’s involvement is by reason of the fact that he is or was a director or officer. Such amounts include, to the maximum extent permitted by law, attorney’s fees, judgments, civil or criminal fines, settlement amounts, and other expenses customarily incurred in connection with legal proceedings. Under the indemnification agreements, a director will receive indemnification unless he is adjudged not to have acted in good faith and in a manner he reasonably believed to be in the best interests of Brooks.

EXECUTIVE OFFICERS

Biographical Information

     The names of our executive officers who are not directors, and certain biographical information furnished by them, as of January 1, 2008, are set forth below. Each executive officer serves until his resignation or termination.

Name	Age	Position with the Company
Robert J. Lepofsky	63	Chief Executive Officer
Thomas S. Grilk	60	Senior Vice President, General Counsel and Secretary
Richard C. Small	49	Senior Vice President, Corporate Controller

     For biographical information about Mr. Lepofsky, see “Proposal No 1 — Election of Directors — Information on Nominees” above.

     Mr. Thomas S. Grilk joined Brooks in November 2002 as Senior Vice President and General Counsel. From July 2000 until joining the Company, he was Vice President and General Counsel of Teradyne, Inc., a manufacturer of automated test equipment and electrical connection systems. He is President and a member of the Board of Governors of the Boston Athletic Association.

     Mr. Richard C. Small serves as Senior Vice President and principal accounting officer, and has served as Corporate Controller since joining the Company in September 2003. Prior to joining Brooks, from January 1999 until March 2003 he served as Corporate Controller of Global Knowledge, Inc., a provider of IT education and enterprise training solutions. Effective January 1, 2008, following the resignation of Robert W. Woodbury as chief financial officer, Mr. Small has assumed on an interim basis the duties formerly performed by Mr. Woodbury.

Compensation Discussion and Analysis

     Our ability to win in the marketplace while delivering value to our customers and shareholders is directly linked to the performance of our leadership. Accordingly, we design and deliver an executive compensation program that is motivating, equitable, competitive, balanced across elements and strongly tied to our performance.

Compensation, Philosophy and Objectives

     We employ a compensation strategy that seeks to deliver competitive, performance focused, and cost effective total compensation that enables us to attract, motivate and retain a high performing leadership team critical to our long term success. The compensation design and composition reflects our operating environment, the cyclical nature of our industry, and our commitment to rewarding behaviors and results that contribute to our long term success.

     The objective of our executive compensation program is to provide competitive compensation in line with the practices of leading semiconductor capital equipment and high technology companies with whom we compete for business and people. Our total rewards strategy is intended to provide:

  An appropriate balance between fixed and variable pay

  Performance based awards tied to company, business division and individual results

  When warranted by performance, greater-than-competitive total compensation

     We have not defined specific percentages of fixed, variable, and long term compensation. Given the cyclical nature of the semiconductor capital equipment industry, we designed our executive pay program to provide base compensation competitive with our peer group together with the opportunity to earn more than competitive annual incentives when performance justifies it, recognizing there may be fiscal years where the financial measures result in no incentive payout.

     Equity grants are formulated relying on competitive practice as determined from compensation consultants and surveys and the projection that, when fully vested, our share price should be at a growth level reflecting strong financial results that provide a competitive return to shareholders over the period. For executive officers, this translates into a projected equity value to base salary ratio generally ranging from 1.0 to 3.0.

Process for Executive Compensation Determination

     The Human Resources and Compensation Committee is responsible for developing and administering the compensation program for executive officers and other key employees. All Human Resources and Compensation Committee compensation recommendations are submitted to the full Board (excluding the CEO) for final vote and approval. The Human Resources and Compensation Committee is composed of at least three members, all of whom are independent directors. During fiscal 2007, until August 9, 2007, the Human Resources and Compensation Committee consisted of Mr. Robert J. Lepofsky (Chair), Mr. A. Clinton Allen; Professor Krishna Palepu; and Dr. Mark Wrighton. Effective August 9, 2007, Mr. Lepofsky ceased to be a member of the Human Resources and Compensation Committee, and Mr. Allen was elected Chairman and continues to serve in that capacity. Mr. Pond was appointed to the Human Resources and Compensation Committee effective November 8, 2007.

     The CEO, with the assistance of our Human Resources department, makes annual recommendations to the Human Resources and Compensation Committee regarding the salaries, incentive payments and equity grants for key employees, including all executive officers with the exception of the CEO whose salary is determined by the Committee.

  Salary increase recommendations are made after a compilation and review of executive compensation survey data and an evaluation of individual performance over the prior year.

  Annual incentive payments are primarily determined by our actual financial performance versus our annual operating plan as well as the achievement of individual objectives and our financial performance against a peer group of companies.

  Equity grants, in the form of stock options, restricted stock shares or performance shares, are reviewed at least annually by the Board and are intended to provide long term compensation that seeks to retain our executives and reward them for bringing value to shareholders.

     The Human Resources and Compensation Committee periodically retains the services of independent compensation consultants to assist us in analyzing and comparing our compensation packages to those offered by other similar companies. We used Pearl Meyer and Partners in fiscal year 2007 to advise us on the potential adoption of a long term incentive plan and to assist the Committee in compiling a total compensation package for candidates involved in the CEO succession process.

     Each Human Resources and Compensation Committee member is provided at each meeting a comprehensive executive compensation binder that provides information and data on every element of executive pay for officers and other key employees. The reference source is updated before each Human Resources and Compensation Committee meeting to ensure member have the information necessary to make compensation decisions. The Human Resources and Compensation Committee uses its judgment supported by facts and documentation in making compensation decisions that support our philosophy and objectives.

Elements of Our Executive Compensation Program

     The primary elements of compensation for executives are base salary, the annual management incentive plan, which we refer to as the “MIP”, periodic equity grants (more recently in the form of restricted shares), and non-qualified retirement plan contributions. The welfare benefits program enjoyed by Brooks executives is the same as that offered to all other domestic regular employees. Each of the named executive officers and the senior vice presidents have entered into an employment agreement that outlines the terms and provisions of their at will employment status. The agreement covers title, duties and responsibilities, stipulates compensation terms, and provides for post termination compensation in certain circumstances.

Base Salary

     We set base salary for our senior executives in employment agreements and review it annually with any changes to salary generally taking effect as of January 1. Our Human Resources department uses compensation survey data from three highly regarded executive compensation surveys to gauge the market competitiveness of its senior executive salaries. Recommendations for consideration are made by the CEO and presented to the Human Resources and Compensation Committee and full Board for approval. For fiscal 2007, we compared our compensation data to that of our peers using survey data provided by independent parties, including:

  Pearl Meyer and Partners CHiPS Executive Compensation Survey – a national survey reporting on more than 100 positions at corporate and unit levels.

  AON’s Radford Executive Survey – a survey of high technology companies with data for over 700 firms and 15,000 incumbents.

  ICR Limited, IPAS Executive Survey – a 300-firm global survey concentrating in the high technology industry.

     All three surveys are national in scope and provide a broad representation from both high technology companies and the semiconductor equipment industry. We compared the compensation survey data identified above to the compensation paid to 17 of our key executive positions divided among corporate functions (6 positions), and the semiconductor product division (11 positions). Each incumbent was calibrated against the appropriate revenue scope and organization level in comparing data. Thus, for example, corporate and the Technology Automation Division, which we refer to as “TAD”, positions were compared to similar executives in companies ranging from $200 million to $1 billion in revenue; the Vacuum Products Division, which we refer to as “VPD”, was compared to executives in companies with revenue of $50 million to $200 million. We also selected and reviewed data from eighteen semiconductor equipment companies (the available list of firms who also submitted their data to the survey) provided by the Radford Survey and weighted this information more heavily in our assessment. The eighteen companies were Advanced Energy, Celerity, Coherent, Cymer, Ebara Technologies, FEI Company, GSI Group, Kulicke and Soffa, LAM Research, MEMC Electronic Materials, Novellus, Photronics, Tektronix, Teradyne, Ultraclean Technology, Varian Semiconductor Equipment, VEECO Instruments, and Wafertech.

     During 2006, the Human Resources and Compensation Committee undertook significant adjustments among the executive team’s compensation after working closely with Pearl Meyer and Partners to better ascertain overall market competitiveness of our compensation packages with special attention to address the cyclicality of the semiconductor industry and incorporate compensation programs that addressed retention of key executives. As a result of pay actions implemented in 2006, the fiscal 2007 survey data indicated our base salaries met or exceeded the 50th percentile market survey benchmark in the large majority of cases. Likewise, the analysis of Brooks’ competitive base salary position among the eighteen peer group companies reinforced the results from the broader surveys.

     Standard salary adjustments in the 3% - 4% range effective January 1, 2007 were provided to most executives as the Committee considered the achievements of the prior year (fiscal 2006) around the Brooks-Helix integration; establishment of the YBA joint venture in Japan and acquisition of Synetics Division in Gresham, Oregon; and the fiscal 2006 financial results which exceeded the plan and resulted in strong revenue and operating profits for fiscal 2006.

Annual Incentive (Management Incentive Plan)

     We provide annual incentive compensation to named executive officers and additional key management personnel through the Management Incentive Plan (the “MIP”). We believe our plan motivates participants to achieve our annual operating plan financial targets while meeting individual objectives tied to our business strategy. Each fiscal year, the Human Resources and Compensation Committee and Board review and approve the MIP, and assess performance against the financial targets, goals and objectives set for the CEO and Named Executive Officers and peer group companies used to measure relative performance.

     MIP participants are eligible for bonus payments ranging from 0% to 150% of their targets which are established at 100% for the CEO, CFO and COO and 70% for other senior executives. As applied to our CEO and executive officers, bonus payments are calculated based upon corporate financial performance, weighted at 70%; relative financial performance as compared to a peer group of companies, weighted at 15%; and functional/individual goals and objectives, weighted at 15%. Corporate financial performance is evaluated against plan revenue and operating income (which for this purpose excludes restructuring charges and some non-cash expenses); relative financial performance is evaluated based upon revenue, income and share price growth as compared to peer companies; and individual/ functional performance is determined by an evaluation of the qualitative and quantitative goals and objectives. The Human Resources and Compensation Committee may also take into account such other factors as it deems relevant. In addition, the Board of Directors or Human Resources and Compensation Committee has discretion to make adjustments they deem necessary to ensure the motivational impact of the MIP.

     The total amount payable under the program may not exceed 15% of corporate operating income, and no awards are distributed if corporate financial performance is less than 50% of plan targets.

     We use revenue and operating income as financial performance measures because we believe the achievement of these plan goals will reflect performance across all operating divisions, regions and corporate staff functions while simultaneously adding to shareholder value.

     Peer group performance is considered in the award to reflect the cyclical nature of the semiconductor capital equipment sector and the need to measure our performance on a relative basis. The companies utilized in the relative peer group comparison are listed below:

     Advanced-Energy

     Asyst Technologies, Inc.

     Axcelis Technology

     Entegris Inc.

     LAM Research Corporation

     MKS Instruments

     Novellus Systems, Inc.

     Ultra Clean Technology

     Varian Semiconductor Equipment

     We integrate functional and individual goals and objectives in the award to address measurable performance factors critical to our success within the control and accountability of an individual executive. Examples of individual objectives include:

  Gross margin performance

  Customer satisfaction as evidenced by out-of-box quality, on-time delivery, escalation closures

  New product revenue growth

  Improving inventory turns

  Establishing career development programs

  Improving effectiveness of internal control over financial reporting.

     Following the close of fiscal 2007, we measured our performance against the financial factors, peer group results and functional and individual goals.

  Corporate Revenue and Operating Income results were approximately 103% and 77% of Plan targets respectively. This resulted in a MIP financial index factor that paid 58.6% of the financial performance factor of 70% of target.

  Peer group performance measurement results resulted in a payment of 10% of the peer group factor of 15% of target.

  Functional and individual goals and objectives measurement resulted in payments between 0 – 100% of the goals and objectives factor of 15% of target.

     On average, for executive officers, total MIP awards for fiscal 2007 approximated 75% of target.

Additional Bonuses

     In connection with the sale of our software division, cash bonuses were paid to senior management of that unit to incent and encourage their cooperation in maximizing the purchase price and subsequent transition to the buyer. As a result of a formula tied to the sales price and successful divesture of the division, Joseph Bellini, former President and EVP of the software division, received a cash payment of $625,000. Three other senior managers also participated in the divesture incentive and were each awarded $208,333. Additionally, retention incentives were provided to key employees who remained with us through the divesture and sale and they received awards ranging from approximately $1,500 - $114,000. Total incentive and retention payments to software division key employees were $2.4 million.

Equity Compensation

     We grant employees equity interests periodically through our Amended and Restated 2000 Equity Incentive Plan in the form of options, time based restricted grants or performance share grants. The Board and Human Resources and Compensation Committee believe that long term equity incentive vehicles can serve as effective motivational tools by aligning our executives’ economic interests with those of our shareholders. Our option and time based restricted share grants have extended vesting provisions to promote long term tenure and encourage a more strategic focus on behalf of the management.

     The Human Resources and Compensation Committee recommends equity awards exclusively at its scheduled meetings. Grants approved by the Board during scheduled meetings become effective and are priced as of the date of approval or a predetermined future date. For example, new hire grants are effective as of the later of the date of approval or the newly hired employee’s start date. All stock option grants have a per share exercise price equal to the fair market value of our Common Stock on the grant date.

     The number of shares or options the Human Resources and Compensation Committee recommends for each key executive and the vesting schedule for each grant is determined based on a variety of factors, including market data reviewed, such as that provided by Pearl Meyer and Partners, the ability of the key executive’s position to impact long term shareholder value, the executive’s performance and the current equity options or grants held by the executive. February has been targeted as the Human Resources and Compensation Committee meeting date when executive and key employee equity grants are considered.

     The Human Resources and Compensation Committee believes restricted or performance shares are a more favorable long term compensation vehicle than stock options because they provide more certain value to the executives, and are more efficient from an expense and dilution perspective. While the Human Resources and Compensation Committee encourages long term stock ownership by all executives, we do not currently require any share ownership guidelines.

     We made two share grants to senior executives in fiscal 2007: a restricted grant of 100,000 shares to Mr. Grady pursuant to the terms of his employment agreement and a 25,000 share restricted grant with a three-year graded vesting provided to Mr. Woodbury for the exemplary work he performed in connection with the internal and external stock option review.

     The Human Resources and Compensation Committee worked with the CEO and SVP, Human Resources in 2007 to design and draft a long term incentive plan that would provide performance shares to key executives based on the achievement of defined financial metrics focused on increasing shareholder value. The Human Resources and Compensation Committee discussed the merits of developing a new long term incentive plan and will reconsider the merits in fiscal 2008.

     We granted shares to 82 key employees below the senior executive level in May, 2007, each grant ranging between 1,000 – 20,000 shares, with all such grants totaling 225,500 shares.

Non-Qualified Deferred Compensation

     We sponsor a Supplemental Employee Retirement Plan, which we refer to as the “SERP”, for key executives in addition to a Voluntary Deferred Compensation Plan, which we refer to as the “DCP”, for a broader group of executives.

     The Board established the SERP in 2006 in order to provide an additional incentive to retain executives considered key to our long term success.

     The SERP is modeled on a defined contribution basis and Messrs. Gentilcore, Woodbury, Anastasi and Grilk have participated, along with three other executives. Annual base salary contributions of 33%, 21%, 0% and 15% respectively were credited to the individuals SERP accounts in August 2007. Mr. Anastasi did not receive a contribution credit due to his expected retirement from the Company. The annual contribution percentages were selected to approximate a retirement benefit replacement ratio of 40% of base salary in the cases of Mr. Gentilcore and Woodbury beginning at age 65 and 30% for all other participants beginning at age 65. Participants in the SERP manage the investments of their accounts using measurement mutual funds. Participants’ accounts vest 50% after five years participation and in 10% increments from years 6 – 10. None of the current participants are yet partially or fully vested.

     The DCP was established in 2005 to permit eligible executives to defer a portion of their compensation on a pre-tax basis and receive tax deferred returns on the deferrals. The only contributions to this plan are those made by the executives who chose to participate in it. We currently make no contribution to this plan and our sole role is to administer the plan as described below. The plan is deemed unfunded for tax and ERISA purposes. Executives may elect to defer base salary (up to 90%), bonus, and/or commissions on a pre-tax basis. Amounts credited to the plan may be allocated by the executive among 15 hypothetical investment alternatives. The amounts deferred are not actually invested in the options; the investment options exist to enable us to calculate what a participant is owed at the time the deferred amounts are distributed We purchase insurance to secure a portion of the investment risk liability associated with this plan.

     During 2007, Messrs. Grady and Anastasi deferred portions of their compensation to the DCP.

Other Benefit Plans and Perquisites

     Our welfare benefit programs are designed to provide market competitive plans intended to provide current and future security for our employees and their families and further their commitment to the Company. Executive officers participate in the same welfare insurance and paid time off programs as provided to all U.S. based employees.

     The Brooks Employee 401(k) Savings Plan is available to all U.S. employees and provides the opportunity to defer a percentage of eligible compensation up to IRS limits. We make a matching contribution equal to 100% of the initial 3% of deferred pay and 50% for the next 3% of deferred compensation. A diversified group of mutual funds are available for asset allocation on the 401(k) contributions.

     Following our acquisition of Helix in October, 2005, we assumed the management of Helix’s defined benefit pension arrangements made available to eligible Helix employees. The Helix Employees Pension Plan is a noncontributory tax qualified retirement plan; the Helix Supplemental Benefit Plan is a nonqualified plan intended to provide for the payment of retirement benefits whose Pension Plan benefits would exceed amounts permitted under the Internal Revenue Code. Under the provisions of the Plans, both of which were frozen effective October 31, 2006, Messrs. Gentilcore and Anastasi are entitled to retirement benefits under a defined benefit formula intended to replace approximately 40% of average base salary at age 65 after a full (25 years) career. Benefits are pro-rated for eligible executives who retire earlier than age 65 or with fewer than 25 years of service.

     We also provide medical and dental insurance with employee contributions, life, AD&D, business travel accident and income disability plans, paid time off for leisure, personal business or illness needs, health and dependent care flexible spending accounts and educational assistance programs.

Employee Stock Purchase Plan

     Our 1995 Employee Stock Purchase Plan provides our employees with additional incentives by permitting them to acquire our common stock at a discount to the then-current price. The Stock Purchase Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). In 2007, Messrs. Grady and Grilk participated in this plan.

Employment Agreements

     We have at-will employment agreements with certain executives including each of the executive officers named in the Summary Compensation Table. Mr. Grady’s employment agreement is described elsewhere. Each such employment agreement provides for, among other things, a specified annual base salary and an annual management bonus of 0% to 150% of 70% - 100% of base salary. Each agreement also provides that the executive will be entitled to severance including one year’s base salary and continued participation in benefit plans if the executive’s employment is terminated by us without “cause” or if the employee resigns for “good reason”. “Cause” is defined to include willful failure or refusal to perform the duties pertaining to the employee’s job, engagement in conduct that is fraudulent, dishonest, unlawful or otherwise in violation of our standards of conduct or a material breach of employment agreement or related agreements. “Good reason” is defined to include diminution of the responsibility or position of the employee, our breach of the agreement or relocation of the employee. Payment of base salary and continued participation in benefit plans may be extended for up to one additional year, if the employee is engaged in an ongoing search for replacement employment. In the case of Mr. Gentilcore, good reason for resignation also includes our failure to offer him the position of Chief Executive Officer upon conclusion of the term of office of the Chief Executive Officer serving on the closing date of the Helix merger.

Indemnification Agreements

     We have entered into indemnification agreements with each of our executive officers and certain key employees. The indemnification agreements provide that we will pay amounts incurred by an officer in connection with any civil or criminal action or proceeding, specifically including actions by or in our name where the individual’s involvement is by reason of the fact that he is or was an officer. Such amounts include, to the maximum extent permitted by law, attorney’s fees, judgments, civil or criminal fines, settlement amounts, and other expenses customarily incurred in connection with legal proceedings. Under the indemnification agreements, an officer will receive indemnification unless he or she is adjudged not to have acted in good faith and in a manner he or she reasonably believed to be in the best interests of Brooks.

CEO Compensation

     Prior to fiscal 2007, the Human Resources and Compensation Committee extended the employment contract of Mr. Grady for one year, ending September 30, 2007. The Human Resources and Compensation Committee used data compiled by Pearl Meyer and Partners to develop a market competitive arrangement using compensation information for other CEOs of companies with international operations in the semiconductor equipment industry with similar revenues.

     Mr. Grady’s extended one-year employment agreement provided:

  A base salary of $600,000. Based on compensation consultant input, this salary was deemed competitive for similarly situated CEOs.

  Continued participation in an annual incentive plan with a 100% of base salary target.

  A restricted stock grant of 100,000 shares vesting on September 30, 2007. This grant was also to recognize that Mr. Grady had not received a grant in the March 2006 allocation to senior executives based on a planned retirement by Mr. Grady at the end of fiscal 2006.

  Continued participation in certain of our welfare benefit plans.

  A four-year contract as a consultant starting September 30, 2007 when Mr. Grady will serve as a consultant to us per his previous employment contract terms at a rate of $100,000 per year.

     Consistent with Mr. Grady’s employment agreement, following the expiration of his employment term on September 30, 2007, we continue to pay the cost of Mr. Grady’s participation in our group medical and dental insurance plans until the provisions for continued COBRA coverage expire. After that time and through the fourth anniversary of the date of termination, we, if the terms of our medical and dental plans do not permit continued participation in such plans by Mr. Grady, will procure comparable coverage on Mr. Grady’s behalf up to the amount we paid on his behalf for COBRA coverage.

     In accordance with the terms of his employment agreement, we reimbursed Mr. Grady to the extent the net sales price (taking into account selling expenses and the value of improvements to the unit) for his condominium in the Boston, Massachusetts area was less than the amount Mr. Grady paid for the condominium. This payment obligation included a tax “gross-up” provision so that the taxes incurred by Mr. Grady on the receipt of this reimbursement were also reimbursed by us.

     We also retained Mr. Grady as a consultant and will pay him a consulting fee of $100,000 per year for a period of four years. Mr. Grady is required to provide up to 100 hours per quarter of consulting services with respect to strategic planning and the transition of management to a new executive team. During the term of the consulting agreement, we must offer Mr. Grady participation in our employee benefit plans to the extent permitted by the applicable plan.

     Either we or Mr. Grady may terminate the consulting agreement at any time upon 60 days notice. If we terminate the agreement other than for cause (as defined in the consulting agreement), we must continue to pay Mr. Grady the fees due thereunder and provide Mr. Grady with the benefits to be provided thereunder for the remainder of the four-year term of the agreement.

     Mr. Grady’s employment agreement also contains non-competition, non-solicitation and confidentiality provisions. The non-competition and non-solicitation provisions prohibit Mr. Grady from directly or indirectly competing with, or soliciting, our employees until October 1, 2009.

     Upon the conclusion of Mr. Grady’s term as CEO on September 30, 2007, Mr. Robert J. Lepofsky, a current Board member and former chair of the Human Resources and Compensation Committee, was selected to succeed Mr. Grady and assumed the role of CEO. In setting Mr. Lepofsky’s compensation, the Human Resources and Compensation Committee utilized the services of Pearl Meyer and Partners and DolmatConnell & Partners, Inc. in crafting a competitive and motivating compensation arrangement consistent with our pay philosophy and programs. Mr. Lepofsky agreed to serve as CEO effective October 1, 2007 on the following terms:

  Employment agreement with a two-year term that does not provide for post-employment compensation.

  Annual base salary of $650,000.

  Participation in an annual incentive plan with a target 100% of base salary or with additional amounts up to an additional 100% of base salary payable at the Board’s discretion.

  Sign-on award of 50,000 shares of restricted stock vesting 100% after two years or immediately upon a change of control event.

  A grant of 300,000 restricted shares, some or all of which would vest, upon our achievement of specified performance measures of pretax income, return on shareholder equity and increases in our share price measured at September 30, 2008 and at September 30, 2009. The Human Resources and Compensation Committee believes these measures are most directly tied to increasing shareholder return.

  Participation in any future long term incentive programs offered to other senior executives.

  Office assistance benefit following retirement.

  Benefits, including health insurance, vacation and 401(k) participation.

  No severance following termination of his employment.

  Matching charitable gift program up to $100,000 per year for seven years commencing fiscal 2007.

  Medical coverage for Mr. Lepofsky and his spouse following retirement from Brooks.

Tax Considerations

     Section 162(m) of the Internal Revenue Code (“Section 162(m)”) provides an exception to the deductibility limit for performance based compensation if certain procedural requirements, including shareholder approval of the material terms of the performance goal, are satisfied. The Human Resources and Compensation Committee takes Section 162(m) and the related regulations issued by the Internal Revenue Service into account. However, the Human Resources and Compensation Committee intends to continue basing its executive compensation decisions primarily upon performance achieved, both corporate and individual, while retaining the right to make subjective decisions and to award compensation that may or may not meet all of the Internal Revenue Service’s requirements for deductibility.

     Compensation paid under our annual MIP does not qualify for the exception for performance based compensation as the Plan has not been approved by shareholders. In addition, our executives continue to receive stock awards that provide for time-based vesting, which we believe would be subject to the Section 162(m) deduction limitation. However, we believe that compensation attributed to the vesting of performance based equity awards would qualify for an exception to the deductibility limit.

     Section 280G and related sections of the Code sections provide that executive officers and directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits that exceed certain limits in connection with a change in control event, and that we could lose a deduction on the amounts subject to the additional tax. We have not provided any executive officer with a commitment to gross-up or reimburse other tax amounts that the executive might pay pursuant to Section 280G of the Code.

     Section 409A of the Code also imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not meet the requirements of Section 409A. To assist in the avoidance of additional tax under Section 409A, we intend, where practicable, to structure equity awards in a manner to comply with the applicable Section 409A requirements.

Human Resources and Compensation Committee Report

To The Stockholders:

     The Human Resources and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Human Resources and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

HUMAN RESOURCES AND COMPENSATION COMMITTEE:

A. Clinton Allen, Chairman
Krishna G. Palepu
Kirk P. Pond
Mark S. Wrighton

COMPENSATION TABLES FOR NAMED EXECUTIVE OFFICERS

Summary Compensation Table

     The following table sets forth certain information concerning compensation of each Named Executive Officer during the fiscal year ended September 30, 2007:

						Change in
						Pension Value
						& Nonqualified
					Non-Equity	Deferred
				Option	Incentive Plan	Compensation	All Other
		Salary	Stock Awards	Awards	Compensation	Earnings	Compensation		Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)	($)		($)
Edward C. Grady(12)	2007	$600,000	$1,768,740	$201,043	$464,400	$—	$202,125	(6)	$3,236,307
Former President &
Chief Executive Officer

Robert W. Woodbury, Jr.(13)	2007	$313,915	$449,968	$53,336	$256,783	$—	$76,737	(7)	$1,150,739
Former Executive
Vice President & Chief
Financial Officer

James F. Gentilcore(14)	2007	$408,769	$225,042	$283,389	$315,979	$82,600 (4)	$167,066	(8)	$1,482,845
Former President and COO,
Semiconductor
Products Group

Robert E. Anastasi(15)	2007	$306,692	$152,251	$45,845	$174,753	$207,100 (5)	$345,861	(9)	$1,232,503
Former Executive
Vice President

Thomas S. Grilk	2007	$296,358	$120,564	$25,012	$169,487	$—	$44,805	(10)	$656,226
Senior Vice President &
General Counsel; Secretary

Joseph M. Bellini(16)	2007	$191,288	$86,050	$61,759	$625,000	$—	$681,627	(11)	$1,645,724
Former President & COO,
Software Products Group
____________________

(1)	Stock awards consist of restricted stock. Amounts shown do not reflect compensation actually received by the Named Executive Officer. The amounts shown represent expense recognized in the 2007 Consolidated Financial Statements in accordance with FAS 123R, excluding any assumption for future forfeitures. The assumptions used in calculating these expenses are discussed further in the following sections of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007 (the “Annual Report”): (1) The “Stock Based Compensation” portion of the “Critical Accounting Policies and Estimates” section of Management’s Discussion and Analysis of Financial Condition and Results of Operation, appearing on p. 24 of the Annual Report, and (2) Note 2 to the Consolidated Financial Statements inlcuded in the Annual Report appearing on pages 43-45 of the Annual Report. There were no actual forfeitures of stock awards by any Named Executive Officers in 2007.

(2)	Option awards consist of stock options. Amounts shown do not reflect compensation actually received by the Named Executive Officer. The amounts shown represent expense recognized in the 2007 Consolidated Financial Statements in accordance with FAS 123R, excluding any assumption for future forfeitures. The assumptions used in calculating these expenses are discussed further in the following sections of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007 (the “Annual Report”): (1) The “Stock Based Compensation” portion of the “Critical Accounting Policies and Estimates” section of Management’s Discussion and Analysis of Financial Condition and Results of Operation, appearing on p. 24 of the Annual Report, and (2) Note 2 to the Consolidated Financial Statements inlcuded in the Annual Report appearing on pages 43-45 of the Annual Report. There were no actual forfeitures of option awards by any Named Executive Officers in 2007.

(3)	Amounts consist of cash incentive compensation awards earned for services rendered in 2007. The amounts were paid pursuant to the Management Incentive Bonus program described in “Compensation Discussion and Analysis -- Components of Senior Executive Compensation -- Bonuses”, except for Mr. Bellini whose award was based on the sale of the Software Division.

(4)	Amounts consist of changes to the pension value of Mr. Gentilcore’s Pension Plan of $47,900 and the value of Mr. Gentilcore’s SERP of $34,700.

(5)	Amounts consist of changes to the pension value of Mr. Anastasi’s Pension Plan of $152,600 and the value of Mr. Anastasi’s SERP of $54,500.

(6)	Represents amounts paid by the Company on behalf of Mr. Grady as follows: $10,125 in matching contributions to Mr. Grady’s account under the Company’s qualified 401(k) plan and $192,000 in relocation fees.

(7)	Represents amounts paid by the Company on behalf of Mr. Woodbury as follows: $10,125 in matching contributions to Mr. Woodbury’s account under the Company’s qualified 401(k) plan; and $66,612 in contributions to Mr. Woodbury’s account under the Brooks Automation Supplemental Executive Retirement Plan (SERP).

(8)	The exercise price of stock options to purchase 25,000 shares of our common stock granted on October 26, 2005 was adjusted from $12.69 to $13.03 following an amendment to the option grant to reflect the actual fair market value on the date of final approval of the grant by the Board of Directors. This adjustment did not result in any incremental value to Mr. Gentilcore, but the company paid $8,500 to Mr. Gentilcore to compensate him for the adjustment. The total represents amounts paid by the Company on behalf of Mr. Gentilcore as follows: annual car allowance of $11,700; $10,906 in matching contributions to Mr. Gentilcore’s account under the Company’s qualified 401(k) plan; $135,960 in contributions to Mr. Genticore’s account under the Brooks Automation Supplemental Executive Retirement Plan (SERP); and $8,500 in monies paid by the Company following an amendment to an option grant to reflect the actual fair market value on the date of final approval by the Board of Diectors.

(9)	The exercise price of stock options to purchase 15,000 shares of our common stock granted on October 26, 2005 was adjusted from $12.69 to $13.03 following an amendment to the option grant to reflect the actual fair market value on the date of final approval of the grant by the Board of Directors. This adjustment did not result in any incremental value to Mr. Anastasi, but the company paid $5,100 to Mr. Anastasi to compensate him for the adjustment. The total represents amounts paid by the Company on behalf of Mr. Anastasi as follows: annual car allowance of $18,000; $13,761 in matching contributions to Mr. Anastasi’s account under the Company’s qualified 401(k) plan; an accrual in the amount of $309,000 in connection with Mr. Anastasi’s termination of his employment with the Company; and $5,100 in monies paid by the Company following an amendment to an option grant to reflect the actual fair market value on the date of final approval by the Board of Directors..

(10)	Represents amounts paid by the Company on behalf of Mr. Grilk as follows: $44,805 in contributions to Mr. Grilk’s account under the Brooks Automation Supplemental Executive Retirement Plan (SERP).

(11)	On March 30, 2007 Mr. Bellini terminated from the Company. Amounts shown represent a retention bonus paid by the Company on behalf of Mr. Bellini in the amount of $141,007; a severance payment of $537,500 paid by Applied Materials in accordance with the asset purchase agreement governing the sale of the Brooks Software Division to Applied; and $3,120 in matching contributions to Mr. Bellini’s account under the Company’s qualified 401(k) plan.

(12)	Mr. Grady retired as President and Chief Executive Officer of the Company on September 30, 2007.

(13)	Mr. Woodbury resigned as Executive Vice President and Chief Financial Officer of the Company on December 31, 2007.

(14)	Mr. Gentilcore resigned as President and Chief Operating Officer of the Company’s Semiconductor Products Group on November 30, 2007.

(15)	Mr. Anastasi retired as Executive Vice President of the Company on October 26, 2007.

(16)	Mr. Bellini resigned as President and Chief Operating Officer of the Company’s Software Products Group on March 30, 2007.

Grants of Plan Based Awards Table
Fiscal Year 2007

     During the fiscal year ended September 30, 2007 the following plan based awards were granted to the named executive officers:

						All Other	Grant Date
						Stock Awards:	Fair Value
			Estimated Future Payouts Under			Number of	of Stock
			Non-Equity Incentive Plan Awards			Shares of	and Option
			Threshold	Target	Maximum	Stock or Units	Awards
Name	Grant Date		($)	($)	($)	(#)	(4)
Edward C. Grady	10/1/2006	(1)	$300,000	$600,000	$900,000	—	—
	10/18/2006					100,000 (2)	$1,469,000
Robert W. Woodbury, Jr.	10/1/2006	(1)	$158,600	$317,200	$475,800
	10/3/2006		—	—	—	25,000 (3)	$319,750
James F. Gentilcore	10/1/2006	(1)	$206,000	$412,000	$618,000	—	—
Robert E. Anastasi	10/1/2006	(1)	$107,100	$214,200	$459,000	—	—
Thomas S. Grilk	10/1/2006	(1)	$104,545	$209,090	$448,050	—	—
Joseph M. Bellini	10/1/2006	(1)	$180,250	$360,500	$540,750	—	—
____________________

(1)	These grants were made pursuant to the Brooks Automation Management Incentive Plan for FY 2007 and reflect the minimum, target and maximum payouts with respect to 2007; the actual payouts to the above named executive officers with respect to the Company’s 2007 performance are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	Amount shown are the number of shares of service-based restricted stock awarded to Mr. Grady in October 2006. Shares vested on September 30, 2007.

(3)	Amount shown are the number of shares of service-based restricted stock awarded to Mr. Woodbury in October 2006. The shares will vest 1/3 on each anniversary of the date of grant until fully vested.

(4)	The value of a stock award or option award is based on the fair value as of the grant date of such award determined pursuant to FAS 123R. Stock awards consist only of performance shares (also called “restricted stock units”). The exercise price for all options granted to the named executive officers is 100% of the fair market value of the shares on the grant date. The option exercise price has not been deducted from the amounts indicated above. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of the Company’s common stock at such date in the future when the option is exercised. The proceeds to be paid to the individual following this exercise do not include the option exercise price.

     As of October 1, 2005, the Company adopted FAS 123R using the modified prospective method, which requires measurement of compensation cost for all stock awards at fair value on date of grant and recognition of compensation over the service period for awards expected to vest. The fair value of restricted stock is determined based on the number of shares granted and the excess of the quoted price of the Company’s common stock over the exercise price of the restricted stock, and the fair value of stock options is determined using the Black-Scholes valuation model, which is consistent with our valuation techniques previously utilized for options in footnote disclosures required under FAS 123, as amended by FAS 148. Such value is recognized as expense over the service period, net of estimated forfeitures. The estimation of stock awards that will ultimately vest requires significant judgment. We consider many factors when estimating expected forfeitures, including types of awards, employee class, and historical experience. Actual results, and future changes in estimates, may differ substantially from our current estimates. Prior periods have not been restated to incorporate the stock-based compensation charge.

Outstanding Equity Awards at Fiscal Year-End
Fiscal Year 2007

     The following table sets forth certain information concerning outstanding equity awards for each Named Executive Officer as of September 30, 2007:

	Option Awards					Stock Awards
	Number of	Number of				Number		Market Value
	Securities	Securities				of Shares		of Shares
	Underlying	Underlying				or Units of		or Units of
	Unexercised	Unexercised		Option		Stock That		Stock That
	Options	Options		Exercise	Option	Have Not		Have Not
	(#)	(#)		Price	Expiration	Vested		Vested
Name	Exercisable	Unexercisable		($)	Date	(#)		($)(9)
Edward C. Grady	10,700	—		$25.22	10/01/2008	—		—
	39,176	—		$10.21	02/03/2010	—		—
	160,824	—		$10.21	02/03/2010	—		—
	100,000	—		$24.30	10/16/2010	—		—
	34,375	15,625	(1)	$17.22	12/20/2011	—		—

Robert W. Woodbury, Jr.	35,312	—		$10.00	02/26/2010	—		—
	49,688	—		$10.00	02/26/2010	—		—
	35,000	—		$24.30	10/16/2010	—		—
	6,875	3,125	(1)	$17.22	12/20/2011	—		—
	—	—		—	—	15,000	(2)	$213,600
	—	—		—	—	50,000	(3)	$712,000
	—	—		—	—	25,000	(4)	$356,000

James F. Gentilcore	1,563	14,062	(5)	$13.03	10/26/2012	—		—
	—	4,717	(6)	$17.34	04/28/2014	—		—
	—	41,624	(7)	$15.51	12/30/2014	—		—
	—	—		—	—	9,375	(8)	$133,500
	—	—		—	—	50,000	(3)	$712,000

Robert E. Anastasi	938	8,437	(5)	$13.03	10/26/2012	—		—
	44,400	—		$20.82	02/19/2008	—		—
	11,100	—		$59.44	02/25/2010	—		—
	16,650	—		$24.99	02/21/2011	—		—
	11,100	—		$18.11	02/20/2012	—		—
	12,488	4,162	(6)	$17.34	04/28/2014	—		—
	—	—		—	—	5,625	(8)	$80,100
	—	—		—	—	35,000	(3)	$498,400

Thomas S. Grilk	30,000	—		$12.23	12/10/2009	—		—
	25,000	—		$24.30	10/16/2010	—		—
	5,156	2,344	(1)	$17.22	12/20/2011	—		—
	—	—		—	—	1,500	(2)	$21,360
	—	—		—	—	30,000	(3)	$427,200
____________________

(1)	These options were granted on December 20, 2004 and will continue to vest at a rate of 6.25% each quarter until fully vested on December 20, 2008.

(2)	The unvested shares consist of restricted stock awards granted on December 20, 2004 that will vest at a rate of 25% per year for the first two years and 50% for the third year on the anniversary of the grant date.

(3)	The unvested shares consist of restricted stock awards granted on March 23, 2006 that will vest four years from the date of grant.

(4)	The unvested shares consist of restricted stock awards granted on October 3, 2006 that will vest at a rate of 33% per year on the anniversary date of the grant until fully vested on October 3, 2009.

(5)	These options were granted on October 26, 2005 and will continue to vest at a rate of 6.25% each quarter until fully vested on October 26, 2009.

(6)	These options were granted on April 28, 2004 and will continue to vest at a rate of one-fourth per year on the anniversary date of the grant until fully vested on April 28, 2008.

(7)	These options were granted on December 30, 2004 and will continue to vest at a rate of one-fourth per year on the anniversary date of the grant until fully vested on December 30, 2008.

(8)	The unvested shares consist of restricted stock awards granted on October 26, 2005 that will vest at a rate of 25% per year for the first two years and 50% for the third year on the anniversary of the grant date.

(9)	The market value is calculated on September 28, 2007 ($14.24), the last business day of the fiscal year.

Option Exercises and Stock Vested Table
Fiscal Year 2007

     The following table sets forth certain information concerning all exercises of stock options and vesting of restricted stock for each Named Executive Officer during the fiscal year ended September 30, 2007:

	Option Awards		Stock Awards
	Number of Shares	Value	Number of	Value
	Acquired on	Realized	Shares Acquired	Realized on
	Exercise	Upon Exercise	on Vesting	Vesting
Name	(#)	($)(1)	(#)	($)(2)
Edward C. Grady	—	—	155,000	$2,171,250
Robert W. Woodbury, Jr.	—	—	7,500	$102,150
James F. Gentilcore	156,174	$868,438	3,125	$45,688
Robert E. Anastasi	22,275	$155,141	1,875	$27,413
Thomas S. Grilk	—	—	750	$10,215
Joseph M. Bellini	62,125	$316,593	7,500	$102,150
____________________

(1)	The value realized equals the difference between the option exercise price and the sale price of Common Stock at the time of exercise, multiplied by the number of shares for which the option was exercised.

(2)	The value realized equals the closing price of Common Stock on the vesting date, multiplied by the number of shares that vested.

Pension Benefits Table
Fiscal Year 2007

     The following table sets forth certain information concerning each plan that provides for payments or other benefits at, following or in connection with retirement for each Named Executive Officer as of September 30, 2007:

			Present Value
		Number of Years	of Accumulated
		Credited Service	Benefit
Name	Plan Name	(#)	($)(1)
James F. Gentilcore	Helix Employees Pension Plan	10	$224,300
	Helix Supplemental Key Executive
	Retirement Plan	10	$162,600

Robert E. Anastasi	Helix Employees Pension Plan	28	$933,300
	Helix Supplemental Key Executive
	Retirement Plan	28	$333,400

____________________

(1)	Amounts include annual benefits under the Helix Employees Pension Plan and the Supplemental Key Executive Retirement Plan, on a straight-life annuity basis.

     Our benefit programs are designed to provide market competitive plans intended to provide current and future security for our employees and their families. Executive officers participate in the same retirement program as provided to all U.S. based employees. The Brooks Employee 401(k) Savings Plan is available to all U.S. employees and provides the opportunity to defer a percentage of eligible compensation up to IRS limits. We make a matching contribution equal to 100% of the initial 3% of deferred pay and 50% for the next 3% of deferred compensation. A diversified group of mutual funds are available for asset allocation on the 401(k) contributions.

     Helix Technology Corporation, an acquisition of Brooks Automation, maintained a noncontributory qualified Pension Plan for the benefit of its employees, including eligible former Helix employees named in the Summary Compensation Table. The Plan was frozen effective October 31, 2006. Mr. Gentilcore and Mr. Anastasi as former Helix employees are eligible to participate in the plan. Compensation covered by the plan includes salary but excludes bonuses or incentive awards, if any. Benefits under the plan as set forth in the table are determined on a straight-life annuity basis, based upon years of participation completed after December 31, 1978, and highest consecutive 60-month average compensation during the last 120 months of employment and are integrated with Social Security benefits.

     In 1999, Helix adopted a nonqualified Supplemental Benefit Plan intended to provide for the payment of additional retirement benefits to certain key employees whose Pension Plan retirement benefits would exceed amounts permitted under the Internal Revenue Code. The supplemental unfunded benefit is equal to the amount of any benefit that would have been payable under the qualified retirement plan, but for the limitations under the Internal Revenue Code.

     In September 2006, the FASB issued FAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (“FAS 158”). FAS 158 requires an employer that is a business entity and sponsors one or more single-employer defined benefit plans to:

     a. Recognize the funded status of a benefit plan, measured as the difference between plan assets at fair value and the benefit obligation, in its statement of financial position. For a pension plan, the benefit obligation is the projected benefit obligation; for any other postretirement benefit plan, such as a retiree health care plan, the benefit obligation is the accumulated postretirement benefit obligation.

     b. Recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost pursuant to FAS No. 87, “Employers’ Accounting for Pensions”, or FAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions”. Amounts recognized in accumulated other comprehensive income, including the gains or losses, prior service costs or credits, and the transition asset or obligation remaining from the initial application of FAS No. 87 and FAS No. 106, are adjusted as they are subsequently recognized as components of net periodic benefit cost pursuant to the recognition and amortization provisions of those Statements.

     c. Measure defined benefit plan assets and obligations as of the date of the employer’s fiscal year-end statement of financial position (with limited exceptions).

     d. Disclosed in the notes to financial statements additional information about certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition asset or obligation.

Nonqualified Deferred Compensation Table
Fiscal Year 2007

     We have established a nonqualified deferred compensation plan (the “Plan”) to allow eligible executives and directors to defer a portion of their compensation on a pre-tax basis and receive tax-deferred returns on those deferrals. The Plan is unfunded for tax purposes and for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

	Executive	Registrant	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Balance at
	in Last FY	in Last FY	Last FY	Last FYE
Name	($)	($)	($)	($)
Edward C. Grady	$497,146	$—	$97,083	$772,613
Robert W. Woodbury, Jr.	$—	$66,612	$17,828	$151,106
James F. Gentilcore	$—	$135,960	$31,616	$303,216
Robert E. Anastasi	$13,511	$—	$6,821	$66,878
Thomas S. Grilk	$—	$44,805	$2,468	$91,122
Joseph M. Bellini	$—	$—	12,647 (2)	$—
____________________

(1)	Amounts shown represent amounts paid by us in contributions to the Named Executive Officer’s account under the Brooks Automation Supplemental Executive Retirement Plan (SERP), also reflected in the “Other Compensation” column of the Summary Compensation Table.

(2)	All interest earned for the fiscal year was forfeited when Mr. Bellini terminated employment on March 30, 2007.

     The Plan is a nonqualified deferred compensation plan under which eligible employees, including executive officers, may elect to defer a portion of their base salary, commissions and/or incentive pay. Eligibility is limited to a select group of management or highly compensated employees and directors. Participants may elect to defer base salary, bonus, commissions and/or director fees on a pre-tax basis, subject to certain minimum and maximum amounts. Under the Plan, amounts deferred with respect to a participant are credited to a bookkeeping account and periodically adjusted for hypothetical investment experience based on a participant-directed allocation of the account among a menu of measuring funds chosen by the administrator. The Plan also provides for additional credits to the bookkeeping account (not involving an elective deferral by participants) that are discretionary on our part. Additional Company credits and related hypothetical earnings may be subject to a vesting schedule. Upon retirement, as defined, or other separation from service, or, if so elected, upon any earlier change in control of the Company, a participant is entitled to a payment of his or her vested account balance, either in a single lump sum or in annual installments, as elected in advance by the participant.

     Effective May 10, 2006, the Compensation Committee of the Board of Directors adopted an amendment and restatement that adds a supplemental retirement feature (“SERP”) for certain selected participants. The new SERP feature adds to the Plan an additional category of Company credits. For a participant eligible for the SERP feature, including executive officers selected for participation, a separate SERP bookkeeping account will be maintained to which an amount equal to a percentage of the participant’s base salary will be credited annually during the continuance of the individual’s participation in the SERP feature. The Plan’s administrator retains the discretion to add or remove individuals to or from eligibility for the SERP feature. The measuring fund choices available to be used to determine a SERP account’s hypothetical investment experience will be the same as those available under the Plan generally. Unless the Plan-based agreement with the participant otherwise specifies, a participant’s SERP account will be subject to a vesting schedule providing for 50% vesting after five years of service (disregarding service prior to 2006), with an additional 10% vesting for each year of service thereafter. An eligible participant’s SERP account would be distributable to the extent vested at attainment of age 65 or, if later, separation from service and would be payable, as elected by the participant in advance, either in a lump sum or in annual installments. A participant eligible for the Plan’s SERP feature might be, but need not be, a participant in the Plan generally. At the same time as it amended the Plan by adding the SERP feature, the Committee also designated certain employees to participate in the SERP, including certain Named Executive Officers. Upon entering into a participation agreement under the Plan with respect to their SERP participation and unless their eligibility or the specified percentages are changed, the aforementioned executive officers will be eligible to have the following percentages of their base salary credited to their respective SERP accounts: Mr. Gentilcore, 33%; Mr. Woodbury, 21%; and Messrs. Anastasi and Grilk 15% each.

Post-Employment Benefits

     The following table sets forth the estimated payments and benefits that would be provided to each of the Named Executive Officers upon termination or a change in control. The payments and benefits were calculated assuming that the triggering event took place on September 28, 2007 and using the closing market price of our Common Stock on that date ($14.24).

				Vesting	Vesting
		Salary & Other		of Stock	of Stock
		Cash Payments		Options	Awards	Total
Name	Event	($)		($)	($)	($)
Edward C. Grady	Termination Without Cause or
	for Good Reason	$1,200,000	(1)	$0 (4)	$284,800	$1,484,800
	Employment Termination	$441,638	(2)			$441,638
Robert W. Woodbury, Jr.	Termination Without Cause or
	for Good Reason	$634,400	(3)	—	—	$634,400
James F. Gentilcore	Termination Without Cause or
	for Good Reason	$824,000	(3)	$17,015	—	$841,015
Robert E. Anastasi	Termination Without Cause or
	for Good Reason	$520,200	(3)	$10,209	—	$530,409
Thomas S. Grilk	Termination Without Cause or
	for Good Reason	$507,790	(3)	$0 (5)	—	$507,790
Joseph M. Bellini	Termination Without Cause or
	for Good Reason	$721,000	(3)	$0	—	$721,000
____________________

(1)	Under the terms of Mr. Grady’s Amended Employment Agreement, if his employment is terminated by us without cause or if Mr. Grady resigns for good reason, then we shall pay him the unpaid portion of his then current base salary earned through the termination date and a pro-rata portion of his annual management bonus for the completed portion of the current annual pay period. In addition, all shares of restricted stock will immediately vest and all stock options will continue to vest in accordance with their vesting schedule and remain exercisable for the remaining option term, without regard to any continued employment of Mr. Grady or other relationship he may have with us. Provided Mr. Grady is in compliance with and has complied with the non-competition, non-solicitation and confidentiality agreement, we shall pay Mr. Grady as severance one year’s current base salary in bi-weekly payments for one year. If, during that year, Mr. Grady has not found a full time comparable executive position with another employer, we will extend the bi-weekly payment on a month-to-month basis until the earlier to occur of (i) one additional year or (ii) the date Mr. Grady secures full-time employment. Any such payments by us will be offset by income earned from consulting fees with us, by short term and/or sporadic consulting fees earned from any other business entity or by income received for part time employment with another business entity.

(2)	Following the expiration of his employment term on September 30, 2007, per the terms of his employment agreement, we will retain Mr. Grady as a consultant and pay him a consulting fee of $100,000 per year for a period of four years. Mr. Grady is required to provide up to 100 hours per quarter of consulting services with respect to strategic planning and the transition of management to a new executive team. During the term of the consulting agreement, we must offer Mr. Grady participation in our employee benefit plans to the extent permitted by the applicable plan. Mr. Grady’s employment agreement also contains non-competition, non-solicitation and confidentiality provisions. The non-competition and non-solicitation provisions prohibit Mr. Grady from directly or indirectly competing with us, or soliciting our employees, so long as he is employed by us and for a period of two years thereafter.

(3)	Under the terms of each Executive Officer’s Employment Agreement, if the Executive is terminated by us without Cause, or if they resign for Good Reason, we shall pay an amount equal to the unpaid portion of the Executive’s current base salary earned through the Termination Date; an amount equal to the prorata Annual Management Bonus for the completed portion of the current annual pay period; an amount equal to the value of Executive’s vacation accrued as of the Termination Date; and one year’s current base salary, paid in bi-weekly payments as severance in Salary Continuation. If the Executive has not found a full time comparable executive position with another employer during the initial Salary Continuation Period, we will extend the bi-weekly payment plan on a month to month basis until the earlier to occur of (A) one additional year (26 additional bi-weekly payments) or (B) the date Executive secures full-time employment.

(4)	Mr. Grady had a total of 15,625 vested options which were “out-of-the-money” with an exercise price greater than $14.24 as of September 28, 2007.

(5)	Mr. Grilk had a total of 2,344 vested options which were “out-of-the-money” with an exercise price greater than $14.24 as of September 28, 2007.

Equity Compensation Plan Information

     The table below sets forth certain information as of September 30, 2007 regarding the shares of our Common Stock available for grant or granted under stock option plans that (i) were approved by our stockholders, and (ii) were not approved by our stockholders.

	Number of
	Securities to		Number of
	be Issued	Weighted-Average Exercise	Securities Remaining
	Upon Exercise	Price of	Available for
	of Outstanding	Outstanding Options,	Future Issuance Under
	Options, Warrants	Warrants and	Equity Compensation
Plan Category	and Rights	Rights	Plans(2)
Equity compensation plans approved by security
holders(1)	1,794,956	$18.14	6,317,627 (3)
Equity compensation plans not approved by
security holders	717,103	$25.03	291,032
Total	2,512,059	$20.11	6,608,659
____________________

(1)	Includes an aggregate of 328,632 options at a weighted average exercise price of $18.95 assumed by the Company in connection with past acquisitions and business combinations.

(2)	Excludes securities reflected in the first column of the table.

(3)	Excludes 1,253,422 shares that may be issued under our Employee Stock Purchase Plan.

     1998 Employee Equity Incentive Plan. The purpose of the 1998 Employee Equity Incentive Plan (the “1998 Plan”), adopted by our Board of Directors in April 1998, is to attract and retain employees and provide an incentive for them to assist us to achieve long-range performance goals and to enable them to participate in our long-term growth. All employees (other than its officers and directors), contractors, consultants, service providers or others who are in a position to contribute to our long-term success and growth are eligible to participate in the 1998 Plan. A total of 4,825,000 shares of Common Stock were reserved for issuance under the 1998 Plan. On February 26, 2003 the Board of Directors voted to cancel and not return to the reserve any 1998 Plan forfeited option. From February 26, 2003 through September 30, 2007, a total of 2,498,292 options were forfeited due to employee terminations. Of the shares reserved for issuance under the 1998 Plan, options for 717,103 shares had been granted and were outstanding and 291,032 shares remained available for grant at September 30, 2007.

RELATED PARTY TRANSACTIONS

     Under existing SEC rules, some transactions, commonly referred to as “related party transactions,” are required to be disclosed to stockholders. Examples of related party transactions include transactions between us and:

  an executive officer, director or director nominee;

  any person who is known to be the beneficial owner of more than 5% of our common stock;

  any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of our common stock;

  any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

     Under the Nasdaq Stock Market rules we are required to conduct an appropriate review of any such transaction and either the Audit Committee or the independent directors are required to approve the transaction. All related party transactions must also be disclosed in our applicable filings with the Securities and Exchange Commission as required under SEC rules. Our Audit Committee Charter also requires that members of the Audit Committee approve all related party transactions for which such approval is required under applicable law, including SEC and Nasdaq rules. In addition, the Conflicts of Interest provisions of our Standards of Conduct cover, among other things, all transactions involving our relationships with service providers and suppliers. It requires the disclosure of any relationship that could be seen to affect the application of independent and sound judgment in the choice of suppliers. In the case of employees this calls for disclosure of any to management. Members of our board of directors would normally make this disclosure to the chairman of the board. We entered into two related party transactions during fiscal 2007.

     We engaged Pearl Meyer & Partners and Russell Reynolds Associates, Inc. to provide consulting services in connection with various compensation and executive recruitment matters. Between October 2006 and September 2007, we paid Pearl Meyer & Partners $149,242, and Russell Reynolds Associates, Inc. $314,025, for such services. During fiscal 2007, Pearl Meyer and Partners paid approximately $100,000 in sponsorship fees plus a portion of venue expenses to the Corporate Directors Club, an organization for directors and chief executive officers of public companies founded and indirectly owned by A. Clinton Allen, one of our directors. Russell Reynolds paid similar sponsorship fees to the Corporate Directors Club totaling approximately $30,000 during fiscal 2007. Pursuant to the Conflicts of Interest policy described above, Mr. Allen has advised the Board of this relationship and recused himself from decisions involving Pearl Meyer & Partners and Russell Reynolds.

AUDIT COMMITTEE REPORT

To The Stockholders:

     Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

     Management has represented to the Audit Committee that our consolidated financial statements for the fiscal year ended September 30, 2007 were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee has reviewed and discussed the consolidated financial statements with management and separately with the independent auditors. It is the Audit Committee that engaged our independent auditors for the year ended September 30, 2007, and the Audit Committee determines annually who shall act as our independent auditors. For the year ended September 30, 2007, the Audit Committee sought and obtained from our stockholders the ratification of their choice of independent auditors. The Audit Committee is seeking similar ratification of their choice of independent auditors for the fiscal year that will end September 30, 2008.

     The Audit Committee, in accordance with its charter and recurring meeting agenda, reviewed with the independent auditors the accounting policies and practices critical to our financial statements, the alternative treatments within general accepted accounting principles for policies and practices related to material items that have been discussed with management, the ramifications of each alternative, and the independent auditors’ preferred treatment. The Audit Committee also reviewed the material written communications between management and the independent auditors. The Audit Committee reviewed management’s assessment of the effectiveness of our internal control over financial reporting and also met with the independent auditors, with and without management present, to discuss the independent auditors’ evaluations of our internal controls and the overall quality of our financial reporting. The Audit Committee also regularly reviews whether there have been communications to our telephone and electronic hotlines and reviews and monitors the responses to any such communications. All call reports from the independent company that staffs and operates these hotlines are directed in the first instance to, among others, the Chairman of the Audit Committee, except where local law requires otherwise, as in France and Great Britain. The Audit Committee further reviews whether there have been any changes to our Standards of Conduct and whether any waivers to those standards have been granted. The Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU §380), as modified or supplemented. The Audit Committee has also discussed the results of the internal audit examinations.

     Our independent auditors provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditor’s professional opinion may reasonably be thought to bear on independence, to confirm their independence and to engage in a discussion of independence. The Audit Committee also reviewed with the independent auditors the relevant SEC rules with respect to independence of auditors.

     Based on its review, the Audit Committee has recommended to the Board of Directors that our audited consolidated financial statements for the fiscal year ended September 30, 2007, management’s report on its assessment on the effectiveness of internal control over financial reporting as of September 30, 2007, and the independent auditors’ reports be included in our annual report on Form 10-K for the fiscal year ended September 30, 2007. Further, the Audit Committee has determined to engage PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending September 30, 2008.

Respectfully submitted.
AUDIT COMMITTEE:

John K. McGillicuddy, Chairman
Alfred Woollacott, III
Mark S. Wrighton

INDEPENDENT AUDITOR FEES AND OTHER MATTERS

     Audit Fees. PricewaterhouseCoopers LLP billed us an aggregate of $1,856,272 and $2,795,400 in fees and expenses for professional services rendered in connection with the audit of our financial statements for the fiscal years ended September 30, 2007 and 2006, respectively, for the reviews of the financial statements included in each of our Quarterly Reports on Form 10-Q during those years, and for services provided in connection with statutory and regulatory filings or engagements in those years.

     Audit Related Fees. PricewaterhouseCoopers LLP did not bill us for professional services for assurance and related services reasonably related to the performance of an audit or review in the fiscal years ended September 30, 2007 and 2006.

     Tax Fees. PricewaterhouseCoopers LLP billed us an aggregate of $889,260 and $475,900 in the fiscal years ended September 30, 2007 and 2006, respectively, for tax compliance, tax advice and tax planning. For fiscal year 2007, the aggregate tax fee amount includes fees from each of the following subcategories: Non-US Tax Compliance $342,580; Expatriate Tax Services $222,680; and Tax Consulting $324,000. For fiscal year 2006, the aggregate tax fee amount includes fees from each of the following subcategories: Non-US Tax Compliance $283,200; Expatriate Tax Services $167,500; and Tax Consulting $25,200.

     All Other Fees. PricewaterhouseCoopers LLP did not bill us for any other professional services in the fiscal years ended September 30, 2007 and 2006.

     In each case in which approval was sought for the provision of non-audit services, the Audit Committee or the Chairman of the Audit Committee acting under a delegation of authority from the Committee considered whether the independent auditors’ provision of each such services to us was compatible with maintaining the auditors’ independence and determined that it was compatible. The Audit Committee is responsible for pre-approval of the performance of all audit and non-audit services by the independent auditors. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to approve the provision of audit-related or non-audit related services by our independent auditors. Any approvals granted pursuant to that delegation of authority are subsequently reported to the full Audit Committee. In each case in which approval was sought for the provision of non-audit services during the fiscal year ended September 30, 2007, the Audit Committee, or the Chairman acting on the Committee’s behalf, considered a written listing of such services, conducted a discussion with management as to whether the independent auditors’ provision of such services to us would be compatible with maintaining the auditors’ independence, and determined that they were compatible and were therefore permitted services.

     All of the above services provided by PricewaterhouseCoopers LLP were approved by the Audit Committee or the Chairman of the Committee acting under a delegation of authority from the Committee. All of the work performed by PricewaterhouseCoopers LLP was performed by full-time, permanent employees of the firm. The Audit Committee has determined that the services provided by PricewaterhouseCoopers LLP as set forth herein are compatible with PricewaterhouseCoopers LLP’s maintenance of its independence as our independent auditor.

PROPOSAL NO. 2:
RATIFICATION OF SELECTION
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The firm of PricewaterhouseCoopers LLP, independent accountants, has audited our books and accounts since 1989 and has audited our financial statements for the years ending September 30, 2007, 2006 and 2005. The audit committee has appointed them to serve as our auditors for the fiscal year ending September 30, 2008. Detailed disclosure of the audit and non-audit fees we paid to PricewaterhouseCoopers LLP in fiscal 2007 and 2006 may be found elsewhere in this proxy statement. Based on these disclosures and information in the audit committee report contained in this proxy statement, our audit committee is satisfied that our accountants are sufficiently independent of management to perform their duties properly. Although not legally required to do so, our board considers it desirable to seek, and recommends, shareholder ratification of its auditors for fiscal year 2008. In the event stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in our and our stockholders’ best interests. A representative of our independent accountants is expected to be present at the meeting and will be available to respond to appropriate questions. We do not expect the representative to make a statement apart from responding to inquiries.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS
VOTE FOR PROPOSAL NO. 2.
____________________

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than 10% of our Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Executive officers, directors and greater than 10% stockholders are required to furnish us with copies of all Forms 3, 4 and 5 they file.

     Based solely on our review of the copies of such forms we have received and written representations from certain reporting persons that they were not required to file Forms 5 for the fiscal year ended September 30, 2007, we believe that all of its executive officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them during our fiscal year ended September 30, 2007, with the exception of a Form 4 filing by Mr. Anastasi relating to the sale of 2,860 shares which was due on August 24, 2006 but which was ultimately made on May 18, 2007.

Standards of Conduct

     Pursuant to the requirements of the Sarbanes-Oxley Act of 2002 and the Nasdaq Stock Market rules, we have adopted Standards of Conduct that apply to all officers, directors and employees, covering a wide range of matters and a Code of Ethics specifically for senior financial officers related to the protection of the integrity of our financial records and reports. Copies of both are publicly available on our website at www.brooks.com. If we make any substantive amendment to the Standards of Conduct or Code of Ethics or grants any waiver, including any implicit waiver, from a provision of either code to the persons covered by each, we are obligated to disclose the nature of such amendment or waiver, the name of the person to whom any waiver was granted, and the date of waiver on the above-named website or in a report on Form 8-K.

Stockholder Proposals and Recommendations For Director

     Proposals which stockholders intend to present at our 2009 annual meeting of stockholders and wish to have included in our proxy materials pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934 must be received by the Company no later than September 6, 2008. If a proponent fails to notify us by November 20, 2008 of a non-Rule 14a-8 stockholder proposal which it intends to submit at our 2009 annual meeting of stockholders, the proxy solicited by the Board of Directors with respect to such meeting may grant discretionary authority to the person named in each proxy to vote with respect to such matter.

     Stockholders may make recommendations to the Nominating and Governance Committee of candidates for its consideration as nominees for director at our 2009 annual meeting of stockholder by submitting the name and qualifications of such person to the Nominating and Governance Committee, c/o Board of Directors, Brooks Automation, Inc. at our principal executive offices, 15 Elizabeth Drive, Chelmsford, MA 01824. Such recommendations should be submitted as early as possible, but in any event not later than December 8, 2008. Any persons recommended should at a minimum meet the criteria and qualifications referred to in the Nominating and Governance Committee’s charter. The letter of recommendation from one or more stockholders should state whether or not the person(s) making the recommendation have beneficially owned 5% or more of our Common Stock for at least one year.

Householding of Proxy Materials

     SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from us or your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can also request prompt delivery of a copy of this proxy statement. All such requests should be made in writing to our Investor Relations department at the following address: Investor Relations, Brooks Automation, Inc., 15 Elizabeth Drive, Chelmsford, MA 01824 or by telephone at the following number: (978) 262-4400.

Material Not Incorporated by Reference

     To the extent that this proxy statement has been or will be specifically incorporated by reference into any filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of the proxy statement entitled “Audit Committee Report,” and “Human Resources and Compensation Committee Report” shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

Annual Report on Form 10-K

     Copies of our Annual Report on Form 10-K for the fiscal year ended September 30, 2007 as filed with the SEC are being mailed to our stockholders of record with this proxy statement and are available to stockholders without charge upon written request addressed to Investor Relations, Brooks Automation, Inc., 15 Elizabeth Drive, Chelmsford, Massachusetts 01824.

     IT IS IMPORTANT THAT PROXIES BE AUTHORIZED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

BROOKS AUTOMATION, INC. ATTN: INVESTOR RELATIONS 15 ELIZABETH DRIVE CHELMSFORD, MA 01824

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Brooks Automation, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

FOLD ALONG THE PERFORATION, DETACH AND RETURN
THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	BROOK1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
BROOKS AUTOMATION, INC.

ANNUAL MEETING PROXY CARD

A Proposals - The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors		For	Withhold

	1a.	A. Clinton Allen	☐	☐

	1b.	Robert J. Lepofsky	☐	☐

	1c.	Joseph R. Martin	☐	☐

	1d.	John K. McGillicuddy	☐	☐

	1e.	Krishna G. Palepu	☐	☐

	1f.	Kirk P. Pond	☐	☐

			For		Withhold

	1g.	Alfred Woollacott, III	☐		☐

	1h.	Mark S. Wrighton	☐		☐

			For	Against	Abstain

2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered accounting firm for the 2008 fiscal year.		☐	☐	☐

3.	To transact any other matters which may properly come before the Annual Meeting or any adjourned session thereof.

B Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

The 2008 Annual Meeting of Stockholders of Brooks Automation, Inc. will be held on February 8, 2008 at 10:00 a.m., local time, at 11 Elizabeth Drive, Chelmsford, Massachusetts 01824, for the matters stated on the reverse side.

The Board of Directors has fixed December 14, 2007 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting. To ensure your representation at the Annual Meeting and to authorize your proxy, however, you are urged to complete, date, sign and return the enclosed Proxy Card (a postage paid envelope is enclosed for that purpose) as promptly as possible.

Any stockholder attending the Annual Meeting may vote in person even if that stockholder has previously returned a Proxy Card.

By Order of the Board of Directors
Thomas S. Grilk
Senior Vice President, General Counsel and Secretary

Proxy - BROOKS AUTOMATION, INC.

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 8, 2008

Robert J. Lepofsky and Thomas S. Grilk, or either of them, each with the power of substitution, are hereby appointed attorneys and proxies to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Brooks Automation Inc. to be held on February 8, 2008 or at any postponement or adjournment thereof. All previous proxies granted by the undersigned with respect to such meeting are hereby revoked.

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR ALL NOMINEES FOR DIRECTOR AND FOR PROPOSAL 2 AND IN THE DISCRETION OF THE PROXY WITH RESPECT TO ANY OTHER MATTERS THAT COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BROOKS BOARD OF DIRECTORS.

YOU ARE URGED TO PROMPTLY AUTHORIZE YOUR PROXY BY FOLLOWING THE VOTING INSTRUCTIONS, SO THAT IF YOU ARE UNABLE TO ATTEND THE ANNUAL MEETING THE SHARES MAY NEVERTHELESS BE VOTED. HOWEVER, YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION, BY EXECUTING A PROXY AT A LATER DATE, OR BY ATTENDING AND VOTING AT THE ANNUAL MEETING.

YOUR VOTE IS IMPORTANT

(Items to be voted appear on reverse side.)